As filed with the Securities and Exchange Commission on April 16, 2015

Registration No. 333‑

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S‑1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FANTEX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code No.)	80‑0884134 (I.R.S. Employer Identification No.)

Fantex, Inc.

330 Townsend Street, Suite 234

San Francisco, CA 94107

(415) 592‑5950

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cornell “Buck” French

Chief Executive Officer

Fantex, Inc.

330 Townsend Street, Suite 234

San Francisco, California 94107

(415) 592‑5950

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Patrick A. Pohlen, Esq. Joel H. Trotter, Esq. Jim Morrone, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328‑4600	Mark P. Tanoury, Esq. David G. Peinsipp, Esq. J. Carlton Fleming, Esq. Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843‑5000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non‑accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Fantex Series Kendall Wright Convertible Tracking Stock, par value $0.0001 per share	$3,325,000	$387
Platform Common Stock, par value $0.0001 per share(3)	—	—
(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.
(2)

An indeterminate amount of securities are being registered hereby to be offered solely for market-making purposes by specified affiliates of the registrant. Pursuant to Rule 457(q) under the Securities Act, no filing fee is required.

(3)

Represents up to 5,000,000 shares of platform common stock, par value $0.0001 per share, of Fantex, Inc. issuable upon the conversion of shares of Fantex Series Kendall Wright Convertible Tracking Stock (“Fantex Series Kendall Wright”). The precise number of shares of platform common stock to be registered is not presently determinable because the conversion ratio as of the conversion date, if any, of Fantex Series Kendall Wright is not currently known. Pursuant to Rule 457(i) under the Securities Act the registration fee is calculated on the basis of the proposed offering price of Fantex Series Kendall Wright alone because no additional consideration is to be received in connection with the future conversion, if any, of Fantex Series Kendall Wright into platform common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 16, 2015

PRELIMINARY PROSPECTUS

332,500 Shares

Fantex Series Kendall Wright Convertible Tracking Stock
and
Shares of Platform Common Stock issuable upon conversion of
Fantex Series Kendall Wright Convertible Tracking Stock
$10.00 per share

This is the initial public offering of Fantex Series Kendall Wright Convertible Tracking Stock (“Fantex Series Kendall Wright”). This is also an offering of shares of our platform common stock into which the shares of Fantex Series Kendall Wright are convertible, and references in this prospectus to an offering of shares of Fantex Series Kendall Wright shall be deemed also to mean a reference to the shares of platform common stock into which the shares of Fantex Series Kendall Wright are convertible.

We are offering hereby 332,500 shares of Fantex Series Kendall Wright at $10.00 per share on a best efforts, all or none basis. To the extent that there is insufficient interest in shares of our Fantex Series Kendall Wright, this offering will be cancelled and no shares of our Fantex Series Kendall Wright would be sold to the public. Funds received from the offering will be deposited into an interest bearing escrow account pending the closing of the offering in accordance with Rule 15c2‑4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Fantex Series Kendall Wright is a tracking stock. Our tracking stocks do not represent an interest in a separate legal entity. Each of our tracking stocks, including our Fantex Series Kendall Wright and any tracking stock that we have or may create in the future, is intended to track and reflect the separate economic performance of a specific brand contract we have signed with an athlete, entertainer or other high profile individual. However, holders of shares of any of our tracking stocks will have no direct investment in the associated brand, brand contract or individual. Rather, investors in any of our tracking stocks will be our common stockholders and an investment in a tracking stock will represent an ownership interest in our company as a whole, which will expose holders to additional risks associated with any individual tracking stock that exists at the time of any investment or that we may establish and issue in the future. Kendall Wright and his affiliated persons are, and we expect they will continue to be, individuals and legal entities that are separate and independent from us, with separate ownership, management and operations. The issuance of Fantex Series Kendall Wright will not result in an actual transfer of our assets or the creation of a separate legal entity.

The platform common stock is intended to track and reflect the economic performance of all of our tracking stocks currently existing and those we may issue in the future. We will attribute to our Fantex Series Kendall Wright, any other outstanding tracking stocks, and the platform common stock certain assets and expenses, including in certain cases expenses related to other series of common stock of Fantex that may be issued from time to time in the future. Our board of directors at its sole discretion may convert the shares of Fantex Series Kendall Wright into platform common stock at any time following the two‑year anniversary of the filing of a certificate of designations creating Fantex Series Kendall Wright. See “Description of Capital Stock” and “Management and Attribution Policies” included or incorporated by reference in this prospectus.

Holders of shares of our platform common stock and any of our tracking stocks, including shares of our Fantex Series Kendall Wright, are each entitled to one vote per share of such stock. Following the consummation of this offering, Fantex Holdings, Inc. (“Fantex Holdings”), our parent company, will hold all 100,000,000 outstanding shares of our platform common stock, and thus will hold substantially all of the voting power of our outstanding common stock.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.” We have not generated profits and have substantially relied on money obtained from our parent, Fantex Holdings, to conduct our operations.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Fantex Series Kendall Wright (1)	Total
Initial public offering price	$ 10.00	$ 3,325,000
Underwriting discounts(2)	$ 0.60	$ 199,500
Proceeds to Fantex, before expenses	$ 9.40	$ 3,125,500
(1)	The platform common stock will be issued for no separate consideration, but will be issued only upon the conversion of Fantex Series Kendall Wright.
(2)	See “Underwriting (Conflicts of Interest).”

Shares of our Fantex Series Kendall Wright are new securities; there are currently none issued and there is currently no established market. We do not intend to apply for a listing of our Fantex Series Kendall Wright on any securities exchange or for their inclusion in any established automated dealer quotation system. Our Fantex Series Kendall Wright will be offered through the website of our affiliated broker‑dealer, Fantex Brokerage Services, LLC (“FBS”) as well as through other participating broker-dealers. Accordingly, we cannot assure you as to the development or liquidity of any market for our Fantex Series Kendall Wright. However, shares of our Fantex Series Kendall Wright will be issued in electronic form.

Investors will be required to satisfy the suitability requirements described in the prospectus in order to invest in the offering. The method for submitting reservations and a more detailed description of this offering process are included in “Underwriting (Conflicts of Interest)—Offering Process” beginning on page 42.

Although this offering is being conducted on a best efforts, all or nothing basis, Fantex Holdings and certain directors of Fantex Holdings may purchase up to 235,000 shares or 70.7% of this offering if FBS is unable to locate other qualified purchasers. Fantex Holdings and certain directors and related persons of Fantex Holdings purchased,  72.3% of our offering of Fantex Series Alshon Jeffery Convertible Tracking Stock, 53.8% of our offering of Fantex Series Mohamed Sanu Convertible Tracking Stock, 53.0% of our offering of Fantex Series EJ Manuel Convertible Tracking Stock and 24.3% of our offering of Fantex Series Vernon Davis Convertible Tracking Stock. Under the terms of the standby purchase agreement, we expect that Fantex Holdings will agree to purchase from FBS, at the initial public offering price, up to 166,000 shares of Fantex Series Kendall Wright in this offering, and we expect certain directors of Fantex Holdings will agree to purchase from FBS, at the initial public offering price, up to an aggregate of 69,000 shares of Fantex Series Kendall Wright in this offering. Sales of shares to Fantex Holdings and any directors of Fantex Holdings will only be made if FBS represents in writing that it is unable to locate other qualified purchasers to purchase the shares at the initial public offering price. Under the terms of the standby purchase agreement, none of these purchasers will transfer, sell or otherwise dispose of any shares purchased by them (i) for a period of 180 days after the effective date of this offering or (ii) thereafter unless the offering of such shares is registered pursuant to a subsequent registration statement. For further information regarding these standby shares, please see the section entitled “Underwriting (Conflicts of Interest).”

This offering is highly speculative and the securities involve a high degree of risk. Investing in our Fantex Series Kendall Wright should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 13 and in our Annual Report on Form 10-K for the year ended December 31, 2014.

According to the NFL Players Association, the average career of a National Football League (the “NFL”), player lasts about 3 years and according to the NFL Management Council the average career length for (i) an NFL rookie that makes an opening day NFL roster is 6 years, (ii) an NFL player that is a 1st round draft pick is 9.3 years and (iii) an NFL player that is selected for or plays in at least one Pro Bowl is 11.7 years. We assume that Kendall Wright’s career will be 11 years. We have conducted a valuation analysis and determined that the present value of the brand income that Kendall Wright may earn is approximately $31.2 million of which we would be entitled to 10% under our brand contract with Kendall Wright. We will attribute 95% of the income to which we are entitled under our brand contract with Kendall Wright to our Fantex Series Kendall Wright, while the remaining 5% will be attributed to the platform common stock. We made a number of assumptions to determine the value of the brand income. If any of our assumptions are materially incorrect, including our assumptions regarding the projected future earnings of Kendall Wright in football, football related activities and other brand income, the actual value of the brand income could be significantly less than $31.2 million, 95.0% of which is estimated to be derived from anticipated future contracts that do not exist as of the date of this prospectus. In such case, the return on investment or rate of return on an investment in Fantex Series Kendall Wright could be significantly below an investor’s expectation. A more detailed description of the estimation of Kendall Wright’s career length is included in the section entitled “—Kendall Wright Brand Contract, at Estimated Fair Value—Kendall Wright Career Length” beginning on page 25.

This offering will terminate upon the earlier to occur of (i) 30 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all shares offered hereby have been sold.

Fantex Brokerage Services, LLC

The date of this prospectus is                         , 2015.

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell shares of our Fantex Series Kendall Wright. The information in this prospectus is complete and accurate only as of April 16, 2015, regardless of the time of delivery of this prospectus or any sale of shares of our Fantex Series Kendall Wright. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

This prospectus has been prepared by Fantex and may be used by FBS in connection with offers and sales of these securities in secondary market transactions in these securities, including market‑making transactions as may be effected from time to time. However, FBS is not obligated to make a market in Fantex Series Kendall Wright and if it does so, it may discontinue any market‑making at any time without notice, in its sole discretion. FBS has no current intention of acting as a market‑maker in the secondary market for Fantex Series Kendall Wright, but may do so in the future. If FBS decides to make a market in a tracking stock, it will first amend its Form ATS filed with the Securities and Exchange Commission (the “SEC”), to reflect such change. To the extent FBS chooses to act as a market‑maker, it may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. Fantex will not receive any proceeds from such secondary market offers and sales. All such transactions with respect to these securities that are made pursuant to a prospectus after the effectiveness of the registration statement of which this prospectus is a part are being made solely pursuant to this prospectus, as it may be supplemented from time to time. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Neither we nor the underwriters have undertaken any efforts to qualify this offering for offers to investors in any jurisdiction outside the United States. Investors must have a U.S. mailing address (other than a P.O. Box) and a U.S. social security number and/or a U.S. tax identification number to be eligible to participate in this offering.

1

WHERE YOU CAN FIND MORE INFORMATION; INFORMATION INCORPORATED BY REFERENCE

Available Information

We have filed with the SEC a registration statement on Form S‑1 under the Securities Act with respect to the shares of our Fantex Series Kendall Wright being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and Fantex Series Kendall Wright offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document to which reference is made are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1‑800‑SEC‑0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we file proxy statements, periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.fantexbrands.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus, except as specifically stated below.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information into this prospectus, which means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC on March 27, 2015;
•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 10, 2015; and
•	the description of common stock contained in our Forms 8-A as filed with the SEC on March 20, 2015, November 7, 2014, July 28, 2014 and May 2, 2014.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, by contacting:

Fantex, Inc.

330 Townsend Street

Suite 234

San Francisco, CA 94107

Telephone: (415) 592‑5950

Attention: Investor Relations

You may also access these filings on our website at www.fantexbrands.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus, other than those filings with the SEC that we specifically incorporate by reference into this prospectus.

PROSPECTUS SUMMARY

The following summary highlights certain information about us and this offering contained or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus, including the documents incorporated by reference herein, before deciding to invest in our Fantex Series Kendall Wright. Some of the statements in this prospectus constitute forward‑looking statements that involve risks and uncertainties. See “Special Note Regarding Forward‑Looking Statements and Industry Data.” Our actual results could differ materially from those anticipated in such forward‑looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus and in the information incorporated by reference herein.

We are a brand acquisition, marketing and brand development company whose focus is on acquiring minority interests in the income associated with the brands of professional athletes, entertainers and other high‑profile individuals and assisting such individuals in enhancing the reach and value of their respective brands. We intend to focus our business on three core areas:

•	evaluating, targeting and accessing individuals and brands with the potential to generate significant income associated with these brands (“brand income”);
•	acquiring minority interests in such brand income; and
•	assisting our acquired brands in increasing their value through technology and by leveraging our marketing, advertising and strategic partnering expertise.

On March 26, 2015, we entered into a brand contract with Kendall Thomas Wright (together with any affiliate, as the context requires, “Kendall Wright”), a professional athlete in the National Football League (the “NFL”), pursuant to which we will acquire an interest equal to 10% of the gross monies or other consideration (including rights to make investments) that Kendall Wright receives after December 1, 2014, subject to specified exceptions and net of certain related expenses (such as legal fees, travel expenses and self-employment taxes), as a result of his activities in the NFL and related fields (including activities in a non-NFL football league), such as broadcasting and coaching. As consideration for this interest under the brand contract, we will pay Kendall Wright a one-time cash amount of $3.125 million contingent upon our ability to obtain financing, which we intend to do through this offering.

We have also entered into brand contracts with a number of other professional athletes, as discussed elsewhere or incorporated by reference in this prospectus. We intend to enter into additional brand contracts in the future with other individuals with the potential to generate significant brand income, and in some cases, with the affiliates of these individuals, whom we refer to, together with the individual, as the contract party. We are actively pursuing these additional brand contracts, but as of the date of this prospectus we have no current commitments to enter into any such additional brand contracts. All of our brand contracts, including those that we enter into in the future with other contract parties, are or are expected to be contingent upon obtaining financing to fund the acquisition of the minority interest in the respective brands, and we intend to finance the acquisition of additional brands through the issuance of additional tracking stocks linked to the value of such brands.

We were incorporated in Delaware on September 14, 2012 as a wholly‑owned subsidiary of our parent company, Fantex Holdings, Inc. (“Fantex Holdings” or “our parent”). Fantex Holdings was incorporated in Delaware on April 9, 2012. We have little operational history and limited assets and resources and to date we have relied on our parent to conduct our operations through its employees. From and after April 28, 2014, we have been operating under a management agreement with our parent, which we describe in more detail elsewhere in this prospectus (including documents incorporated by reference in this prospectus), but pursuant to which our parent provides us with certain management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We will begin to assume management and administrative tasks at such time in the future as the actual cost of these services is less than our service fee to Fantex Holdings, which we do not anticipate would occur until we begin to receive significant cash flows from multiple brand contracts. However, if our parent is unable to perform any of the services that they are required to perform under the management agreement, due to financial difficulty or otherwise, then we may be forced to assume management and administrative tasks, and incur additional expenses, sooner than we anticipate. Until such time we will continue to rely on our parent to conduct our operations in accordance with the management agreement.

Evaluation, Acquisition and Enhancement of Brands

Prior to entering into a brand contract, we conduct a detailed evaluation of the brand and the contract party to determine whether, in our opinion, the brand would be a suitable brand with the potential to generate significant brand income based on the criteria set forth below. We consider a brand to be a distillation of a complex set of associations people make with respect to an individual, including performance, appearance, history and personal story, products or services such individual is associated with, public statements or positions on matters of public concern, how an individual acts or the image such individual projects to the world. We seek brands that convey images and associations that we believe will be recognized and valued in the marketplace.

As part of our brand evaluation, we review the brand’s reputation and relative standing in their principal field, such as a wide receiver, running back, tight end or quarterback in the NFL, collect and analyze widely followed statistics, review existing contracts and potential for future contracts, assess the character and reputation of the contract party, assess potential future cash flow expected to be generated by the contract party as well as examine the brand’s current positioning and marketing footprint (such as, for example, if they are on Twitter, the reach (how many followers), engagement level (how engaged are the followers), and potential for growth). This evaluation provides a framework to develop further marketing strategies to aid us in our efforts to enhance the value of the brand.

We believe we have extensive industry contacts among the board of directors, employees, consultants and advisors of our company and our affiliates, Fantex Holdings and Fantex Brokerage Services, LLC (“FBS”), which we utilize to access individuals and brands that meet our criteria. Through our contacts we seek to establish working relationships with these brands and their key advisors to begin the process of educating them about our business and the benefits of a brand contract and a continuing relationship. We enter into an arm’s‑length negotiation primarily to finalize a purchase price, our percentage of the contract party’s brand income (“acquired brand income” or “ABI”), and the scope of brand income, including whether or not there would be any specific exclusions. We do, however, have limited experience in evaluating and entering into similar contracts with athletes, entertainers and other high‑profile individuals because we are pioneering a new business model and to date we have only entered into a small number of brand contracts.

We believe that developing a diverse portfolio of global brands will enable us to increase brand reach across our portfolio and allow us to provide unique insights that contract parties may employ to increase consumer awareness of their brands and our brands more generally. We believe that our combined efforts could lead to increased consumer engagement with the brands by optimizing message delivery, including driving engagement through the use of content developed by us or third parties. We seek to aid our brands in fostering positive brand associations in order to create a unique position in the marketplace that is independent of their primary occupation, such as an athlete in the NFL. We believe this will drive greater engagement with a connected audience and lead to greater longevity of the brands. We also believe that investors in a tracking stock linked to a brand are more likely to be consumer advocates for that brand. Investors in a tracking stock would have an economic interest in the growth of the associated tracking stock, and therefore we believe they may be more likely to follow and share brand information and be more active promoters of the associated brand than other fans or social network followers of the athlete. However, we have no history to demonstrate, and we can make no assurances, that any of our investors will in fact actively promote the associated brand.

In addition to our services intended to help optimize the reach of the brand, we intend to provide advice to contract parties based on our experience that would aid them in obtaining more attractive terms in their negotiations with future sponsors. We believe that our proprietary internal data and our marketing insights will assist our contract parties to more accurately evaluate their brand value in the marketplace and potentially increase future endorsement amounts and brand longevity post career.

We note, however, that we have no contractual obligation to the contract party to engage in any of these activities that may enhance the value of our brands, and the contract party has no contractual obligation to act on any advice that we may provide. Brand development is a long‑term strategy, and any investment we may make to promote our acquired brands will be for long‑ or medium‑term results and would not be expected to increase brand income in the near‑term, if at all. Moreover, as with other forms of marketing and brand enhancement strategies, the impact of our efforts on brand value may be difficult to determine objectively. Even if our promotion activities increase the endorsement income to a contract party, they may nonetheless have a negative impact on the market value of shares of the associated tracking stock because we will only receive a portion of any increased brand income. For example, because the ABI under our typical brand contract is 10% of brand income, our promotion efforts must produce brand income equal to at least ten times our costs for such promotion efforts in order to return our investment.

If our brand enhancement strategy is unsuccessful, or if the contract party chooses not to accept any brand enhancement assistance from us, then the success of any brands we acquire will be entirely dependent upon the efforts of the contract party. In addition, the contract party is neither our affiliate, nor a director, officer or employee of our company and owes no fiduciary duties to us or any of our stockholders, and has no obligation to take any action whatsoever to enhance the value of the brand.

Our Tracking Units and Tracking Stocks

To date, we have entered into a small number of brand contracts, and we have created or intend to create a tracking unit related to each of these brand contracts and a tracking stock related to such tracking unit, with each of:

Contract Party	Effective Date of Brand Contract	Tracking Unit Related to the Brand Contract	Tracking Stock Related to the Tracking Unit
Kendall Wright	26-Mar-15	Kendall Wright Brand	Fantex Series Kendall Wright
Jack Mewhort	26-Mar-15	Jack Mewhort Brand	Fantex Series Jack Mewhort
Michael Brockers	9-Jan-15	Michael Brockers Brand	Fantex Series Michael Brockers
Alshon Jeffery*	September 18, 2014	Alshon Jeffery Brand	Fantex Series Alshon Jeffery
Mohamed Sanu*	May 14, 2014	Mohamed Sanu Brand	Fantex Series Mohamed Sanu
EJ Manuel*	February 14, 2014	EJ Manuel Brand	Fantex Series EJ Manuel
Vernon Davis*	October 30, 2013	Vernon Davis Brand	Fantex Series Vernon Davis
Arian Foster	February 28, 2013	Arian Foster Brand	Fantex Series Arian Foster

*The registration statement related to the offering of the tracking stock linked to the value of this brand has been declared effective by the SEC.

You may view the real-time trading prices of our currently effective tracking stocks at www.fantex.com.

Conversion into Platform Common Stock

Our platform common stock is intended to track and reflect the economic performance of all of our tracking stocks by having a small percentage of ABI from these tracking stocks attributed to it. In addition, to the extent not attributed to a particular tracking stock, our platform common stock will have attributed to it any of the direct liabilities, costs and expenses related to any of our offerings of our tracking stocks (other than underwriting discounts and commissions as applicable for any offering) or incurred by us or our parent in connection with any brand development activities prior to the consummation of the offering of any tracking stock.

Our board of directors may at any time following the two‑year anniversary of the filing of a certificate of designations creating a new tracking stock and convert such tracking stock into fully paid and non‑assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of such tracking stock by the fair value of a share of our platform common stock.

Kendall Wright Brand

Kendall Wright Brand Contract

Our brand contract with Kendall Wright entitles us to receive 10% of brand income for Kendall Wright after December 1, 2014.

        As consideration for the ABI under the brand contract, we will pay Kendall Wright a one-time cash amount of $3.125 million contingent upon our ability to obtain financing, which we intend to do through an offering of shares of our Fantex Series Kendall Wright. We will have no further financial obligation to Kendall Wright under the brand contract once this payment has been made. The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of Kendall Wright and us. If Kendall Wright resigns from the NFL within two years of the date of an offering of shares of our Fantex Series Kendall Wright for any reason other than injury, illness or medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $3.33 million (net of any amounts previously paid to us by him pursuant to the brand contract). We are also entitled to certain other ongoing information and audit rights.

      For a further description of our brand contract with Kendall Wright please see “Business—Kendall Wright Brand—Kendall Wright Brand Contract.”

Kendall Wright

 Kendall Wright is a wide receiver for the Tennessee Titans in the NFL and has been in the NFL since the 2012 season. He was selected as the 20th pick overall in the 1st round of the 2012 NFL Draft. Kendall Wright attended Baylor University, where he played wide receiver in 50 games. In 2008,  Kendall Wright played in all 12 games as a freshman, recording 50 receptions, 649 receiving yards and 6 touchdowns. As a sophomore in 2009,  Kendall Wright played in 12 games and was Baylor’s leading receiver, posting 66 receptions for 740 yards and 5 touchdowns, and was named All-Big 12 honorable mention. As a junior, Kendall Wright recorded 78 receptions, 7 touchdowns and 952 yards, playing in all 13 games. He posted career high 108 receptions for 1,633 yards and 14 touchdowns as a senior and was named 1st Team All-American and All-Big 12.

In his first year as an NFL wide receiver, Kendall Wright played in 15 games for the Tennessee Titans and had 64 receptions for 626 yards with 4 touchdowns. During the 2013 NFL season, he had 94 receptions for 1,079 yards and 2 touchdowns, playing in all 16 regular season games. In the 2014 NFL season, Kendall Wright played in 14 games and had 57 receptions for 715 yards and 6 touchdowns.

On December 3, 2014, Kendall Wright broke a bone in his right hand and missed two NFL games as a result.  Kendall Wright has experienced this injury as well as instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that Kendall Wright will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Kendall Wright’s playing performance and the value of the Kendall Wright Brand.

Kendall Wright Brand Income

 Kendall Wright’s brand income currently includes amounts from his NFL player contract with the Tennessee Titans and any payments he may receive from NFL Players, Inc. pursuant to the NFL Group Licensing Agreement. In addition, approximately 97.2% (before applying any discount rates for future earnings) of the total brand income that we estimated for Kendall Wright is derived from anticipated future contracts that do not exist as of the date of this prospectus, such as future playing contracts, endorsements and/or additional brand generating income from coaching, broadcasting or the like. The opportunity to receive a return of capital or any profit from an investment in our Fantex Series Kendall Wright will depend in large part upon Kendall Wright’s ability to play out his existing NFL player contract and enter into additional multi-year NFL player contracts on terms that are, on an average annualized basis, economically superior to his existing NFL player contract and on his ability over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand generating income) that compensate him in amounts that are significantly in excess of compensation that he has had historically from these sources. We will not know for one year of his NFL player contract, whether and on what terms Kendall Wright would be able to secure such contracts. For a more detailed description of the valuation of the Kendall Wright brand contract, please see the section entitled “—Kendall Wright Brand Contract, at Estimated Fair Value” beginning on page 25.

NFL Player Contract

Kendall Wright has completed the third year of a four year player contract with the Tennessee Titans, pursuant to which he is eligible to receive for the 2012 season through the 2015 season a compensation of up to an aggregate of $8.22 million (annual salaries of: $0.39 million in 2012, $0.48 million in 2013, $0.57 million in 2014, $0.88 million in 2015, roster bonuses of: $0.28 million in 2013, $0.57 million in 2013, $0.63 million in 2015 and a $4.42 million signing bonus). Any of these payments received after December 1, 2014, would be considered brand income when received by Kendall Wright, and thus we would be entitled to 10% of these amounts when paid. To the extent Kendall Wright elects to defer receipt of his compensation under his NFL player contract, pursuant to Article 26, Section 6 of the Collective Bargaining Agreement (the “CBA”) by and between National Football League Management Council and the National Football League Players’ Association (the “NFLPA”) for purposes of the brand contract, such deferred compensation will be deemed to have been received by Kendall Wright on the due date provided in his NFL player contract, prior to any such deferral, and we will be entitled to 10% of these amounts as of such due date. Payments under the NFL player contract are made in installments over the course of the applicable regular season period. Therefore, we expect that the Kendall Wright will be subject to seasonal fluctuations in attributed income.

For a further description of the duration, compensation and other material provisions of the NFL player contract, please see “Business—Kendall Wright Brand—Kendall Wright Brand Income—NFL Player Contract—Tennessee Titans (the Titans).”

Other Contracts

Other than payments Kendall Wright may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement, there are currently no other included contracts.

Other Brands

Jack Mewhort Brand

Our brand contract with Jack Mewhort (together with any affiliate, as the context requires, “Jack Mewhort”) entitles us to receive 10% of brand income for Jack Mewhort after February 15, 2015.

As consideration for the ABI under the brand contract, we will pay Jack Mewhort a one-time cash amount of $2.52 million contingent upon our ability to obtain financing, which we intend to do through an offering of shares of our Fantex Series Jack Mewhort Convertible Tracking Stock (our “Fantex Series Jack Mewhort”).  We will have no further financial obligation to Jack Mewhort under the brand contract once this payment has been made. The brand contract is intended to remain in effect indefinitely and, except as set forth below, may be terminated only upon mutual agreement of Jack Mewhort and us. If Jack Mewhort resigns from the NFL within two years of the date of an offering of shares of our Fantex Series Jack Mewhort for any reason other than injury, illness or medical condition, we may elect in our sole discretion to terminate the brand contract and he will be required to pay us approximately $2.68 million (net of any amounts previously paid to us by him pursuant to the brand contract). We are also entitled to certain other ongoing information and audit rights.

For a further description of our brand contract with Jack Mewhort please see “Business—Other Brands—Jack Mewhort Brand—Jack Mewhort Brand Contract.”

Our Other Brands

We also have brand contracts with Michael Brockers, Alshon Jeffery, Mohamed Sanu, EJ Manuel, Vernon Davis and Arian Foster.

Management Agreement

We have entered into a management agreement with our parent, pursuant to which our parent has agreed to provide us with management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to reduction in carrying value on our financial statements but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of actual cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. To the extent we receive no cash for any period then we would not owe any fee for any services provided during that period. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by our parent at the time and cost of those services.

The agreement had an initial term through December 31, 2014 and was automatically renewed for a one-year term through December 31, 2015. It will continue to automatically renew for successive one‑year terms each December 31 unless either party provides written notice of its intent not to renew at least three months prior to such renewal. We may also terminate any specific service and/or the agreement, without penalty, with 30 days prior written notice to Fantex Holdings. Fantex Holdings may terminate any specific service and/or the agreement with 180 days prior written notice to us, but if we, using our commercially reasonable efforts, are unable to either perform the services ourselves or enter into a reasonable arrangement with a third party to perform the services that we are unable perform ourselves, then Fantex Holdings will continue to perform such services for an additional period of 180 days.

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks and uncertainties. You should carefully consider all of the information set forth in this prospectus, including information incorporated by reference in this prospectus.

Conflicts of Interest

The offering is being conducted in accordance with the applicable provisions of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) because one of the underwriters, FBS, will have a “conflict of interest” pursuant to Rule 5121(f)(5)(B) because Fantex is under common control with FBS, and pursuant to Rule 5121(f)(5)(C)(ii) because at least five percent of the net offering proceeds, not including underwriting compensation, are intended to be directed to an affiliate of FBS. Rule 5121 requires that a “qualified independent underwriter” as defined in FINRA Rule 5121 must participate in the preparation of the registration statement of which this prospectus forms a part and perform due diligence investigations with respect to the registration statement and this prospectus. Accordingly,                   is assuming the responsibilities of acting as the “qualified independent underwriter” in the offering. In consideration for its services and expenses as the qualified independent underwriter, FBS has agreed to pay              a fee equal to $             , assuming the sale of 332,500 shares of Fantex Series Kendall Wright in this offering at an initial public offering price of $10.00 per share (in each case, the amounts set forth on the front cover of this prospectus). Pursuant to FINRA Rule 5121, FBS will not confirm sales to accounts in which it exercises discretionary authority, if any, without the specific prior written approval of the account holder. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

THE OFFERING

Shares offered	332,500 shares of Fantex Series Kendall Wright.
Common stock to be outstanding after this offering

100,000,000 shares of platform common stock, 421,100 shares of Fantex Series Vernon Davis, 523,700 shares of Fantex Series EJ Manuel, 164,300 shares of Fantex Series Mohamed Sanu, 835,800 shares of Fantex Series Alshon Jeffery and 332,500 shares of Fantex Series Kendall Wright.

Offering type

The offering is being conducted on a best efforts, all or none basis. To the extent that there is insufficient interest in shares of our Fantex Series Kendall Wright, this offering will be cancelled and no shares of our Fantex Series Kendall Wright would be sold to the public.

Voting rights

The holders of shares of our tracking stock, including Fantex Series Kendall Wright, and our platform common stock are each entitled to one vote per share of such stock. Following the consummation of this offering, Fantex Holdings, our parent company, will continue to hold substantially all of the voting power of our outstanding common stock. See “Description of Capital Stock.”

Conversion

Our board of directors may, at any time following the two‑year anniversary of the filing of a certificate of designations creating Fantex Series Kendall Wright, convert shares of our Fantex Series Kendall Wright into fully paid and non‑assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of our Fantex Series Kendall Wright by the fair value of a share of our platform common stock. For a further description, including how we would determine the fair value of shares of our platform common stock and our Fantex Series Kendall Wright, please see “Description of Capital Stock.”

Liquidation

In the event of a liquidation, dissolution or winding up of Fantex, including a change of control of Fantex, after payment or provision for payment of our debts and liabilities, each share of our common stock (including each of our tracking stocks and the platform common stock) will be entitled to receive a proportionate interest in the net assets of Fantex remaining for distribution to holders of common stock equal to the fair value of such share, provided that if the assets legally available for distribution to the holders of common stock are insufficient to permit the payment in full to each share of common stock the amount to which they would otherwise be entitled, then such assets available for distribution to the holders of common stock will be distributed to all holders of common stock ratably in proportion to the full amounts which they would be entitled to receive on shares of common stock held by them. If all distributions required above are made and there remain any assets available for distribution to holders of common stock such assets shall be divided among the holders of common stock in proportion to the amounts that were payable as required above in respect of the shares held by them. For a further description, including how we would determine the fair value of shares of our platform common stock and our tracking stocks, please see “Description of Capital Stock.”

Dividends

We have in the past and continue to intend to pay cash dividends on a quarterly basis out of available cash for each tracking stock, including our Fantex Series Kendall Wright, equal to an amount in excess of 20% of the “available dividend amount” for such series, provided such dividend is not expected to have a material impact on our liquidity or capital resources. The available dividend amount for any tracking stock is, as of any particular date, an amount equal to the lesser of (a) total assets of our company legally available for the payment of dividends under Delaware law and (b) an amount equal to (i) the excess of the total assets attributed to the applicable tracking stock over the total liabilities attributed to such tracking stock, less the par value of the outstanding shares of such tracking stock; or (ii) if there is no such excess, the attributable income of the tracking stock for the fiscal year in which the dividend is being declared and/or the preceding fiscal year.

Use of proceeds

As consideration for the ABI under our brand contract with Kendall Wright we will pay him a one‑time cash amount of $3.125 million contingent upon our ability to obtain financing. We will use up to $3.125 million of our net proceeds from this offering, together with existing cash and cash equivalents if necessary, to fund the payment of this purchase price to Kendall Wright. See “Use of Proceeds.”

Electronic form and transferability

Fantex Series Kendall Wright (and any shares of our platform common stock issuable upon conversion of Fantex Series Kendall Wright) will be issued in electronic form only. Shares of our Fantex Series Kendall Wright are new securities; there are currently none issued and there is currently no established market. We do not intend to apply for a listing of our Fantex Series Kendall Wright or our platform common stock on any securities exchange or for their inclusion in any established automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for our Fantex Series Kendall Wright or our platform common stock. Neither Fantex Series Kendall Wright nor our platform common stock will be listed on any exchange and our platform common stock will not be transferable. There can be no assurance that an active trading market for Fantex Series Kendall Wright or platform common stock will develop, or that you will be able to resell shares of our Fantex Series Kendall Wright or platform common stock at a price that would reflect their fundamental value, if at all.

Standby Purchases

Under the terms of the standby purchase agreement, we expect that Fantex Holdings, our parent company, will agree to purchase from FBS, at the initial public offering price, up to 166,000  shares of Fantex Series Kendall Wright in this offering, and we expect certain directors of Fantex Holdings will agree to purchase from FBS, at the initial public offering price, up to an aggregate of 69,000  shares of Fantex Series Kendall Wright in this offering. Sales of shares to Fantex Holdings or any directors of Fantex Holdings will only be made if FBS represents in writing that it is unable to locate other qualified purchasers to purchase the shares at the initial public offering price. Under the terms of the standby purchase agreement and pursuant to FINRA Rule 5110(g)(1), neither Fantex Holdings nor any directors of Fantex Holdings will sell, transfer, assign, pledge or hypothecate such shares of Fantex Series Kendall Wright, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of any shares purchased by them (i) for a period of 180 days after the effective date of this offering or (ii) thereafter unless the offering of such shares is registered pursuant to a subsequent registration statement. For further information regarding these standby shares, please see the section entitled “Underwriting (Conflicts of Interest).”

U.S. federal income tax consequences

For material U.S. federal income tax consequences of the acquisition, ownership, disposition and conversion of Fantex Series Kendall Wright and platform common stock, please see “Material U.S. Federal Income Tax Considerations” herein.

Maximum Investment Limits and Financial Suitability

An investment in Fantex Series Kendall Wright is subject to certain maximum investment limits, some of which are based on financial suitability. See “Underwriting (Conflicts of Interest)—Offering Process—Maximum Investment Limits and Financial Suitability.”

Risk factors	You should read “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our Fantex Series Kendall Wright.
OTC trading symbol

The number of shares of our common stock to be outstanding after this offering is based on the following outstanding shares of our company as of April 16, 2015:

•	100,000,000 shares of our platform common stock;
•	835,800 shares of our Fantex Series Alshon Jeffery;
•	164,300 shares of our Fantex Series Mohamed Sanu;
•	523,700 shares of our Fantex Series EJ Manuel;
•	421,100 shares of our Fantex Series Vernon Davis; and
•	no other outstanding tracking stocks;

and excludes 7,500,000 shares of our platform common stock reserved for future issuance under our 2013 Equity Incentive Award Plan.

Except as otherwise indicated, all information in this prospectus assumes:

•	that our certificate of designations for Fantex Series Kendall Wright, which we will file in connection with the consummation of this offering, is in effect; and
•

no purchases of Fantex Series Kendall Wright by Fantex Holdings or its directors in this offering. We expect Fantex Holdings and certain directors of Fantex Holdings will agree to purchase up to 166,000 shares and 69,000 shares, respectively, of our Fantex Series Kendall Wright in this offering (up to approximately 70.7% of the shares being offered by this prospectus) at the initial public offering price upon written confirmation from FBS that it is unable to locate other qualified purchasers for the shares at the initial public offering price.

RISK FACTORS

Investing in our Fantex Series Kendall Wright involves a high degree of risk. Before making any decision to invest in shares of our Fantex Series Kendall Wright, you should carefully consider the risks described below, together with the other information contained or incorporated by reference in this prospectus, including the risks and uncertainties described in Part II, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014. The risks and uncertainties described or incorporated by reference in this prospectus are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference in this prospectus. See also the information contained under the heading “Special Note Regarding Forward-Looking Statements and Industry Date” immediately following these risk factors. If any of the events discussed in the risk factors below or incorporated by reference in this prospectus occur, it could have a material and adverse impact on our business, results of operations, financial condition and cash flows. If that were to happen, the trading price of our Fantex Series Kendall Wright could decline, and you could lose all or part of your investment.

Risks Relating to Kendall Wright

Kendall Wright’s NFL player contract is a significant portion of the current cash we would receive under his brand contract.

In 2012,  Kendall Wright signed a four-year contract with the Tennessee Titans worth up to $8.22 million, and his professional football compensation for the year ended December 31, 2014 made up approximately 100% of his annual brand income. The available brand income remaining as of December 1, 2014 under his existing NFL player contract was $1.31 million, all of which is guaranteed. We cannot guarantee that Kendall Wright will be able to enter into a new NFL player contract when the existing contract expires.

The profitability of Kendall Wright’s brand contract is substantially dependent upon his ability to play out his existing NFL player contract and enter into additional high-value NFL player contracts and on his ability to successfully attract and retain endorsements during his playing career and thereafter that exceed the amounts he has attracted historically and/or generate other brand income after his playing career. If Kendall Wright does enter into additional high-value NFL player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money.

We anticipate that we will receive the majority of payments due under our brand contract with Kendall Wright during the period of his NFL playing career. His current NFL player contract represents the source of substantially all of the brand income, and we expect that Kendall Wright’s annual income will continue to be more heavily weighted toward his NFL player contract than on other brand income generating activities.

The length of Kendall Wright’s NFL playing career is uncertain. Kendall Wright was born on November 12, 1989 and, thus, will be 25 years old at the start of the 2015 NFL season. Unless earlier terminated, Kendall Wright’s current NFL player contract with the Tennessee Titans will expire at the conclusion of the 2015 NFL season. In addition, Kendall Wright may not continue to perform well as an NFL player and therefore, future earnings may be substantially less than those under his current NFL contract. If Kendall Wright is unable to sign a new NFL player contract or the terms of such new contract are materially worse than his current NFL player contract, the cash receipts from our Kendall Wright Brand will decline, which in turn may cause the market value of shares of our Fantex Series Kendall Wright to decline.

In addition, in valuing Kendall Wright’s potential lifetime brand income, we estimated the brand income Kendall Wright may earn as a result of his endorsements to be in excess of his historical earnings from endorsements. However, we do not know if his endorsement income will grow in the future, and we do not know if his reputation and brand will be enhanced as a result of his being one of our contract parties. In fact, his reputation and brand may be negatively affected by his willingness to enter into a brand contract and trade potential future earnings for present income.

If future endorsement partners or NFL teams suspect that Kendall Wright has hidden motives behind accepting an upfront cash payment in exchange for a portion of his future earnings, future endorsement partners may be less willing to enter into contracts with Kendall Wright and may not find his promises of future performance under such contracts reliable. In addition, Kendall Wright’s endorsement contracts that he may enter into during his NFL playing career may be terminated if Kendall Wright does not play for an NFL football team. Furthermore, Kendall Wright’s ability to successfully attract and retain endorsements is dependent on Kendall Wright complying with the contractual requirements of those endorsements and there is no guarantee that Kendall Wright will do so. Moreover, future endorsement partners may be less willing to enter into contracts with Kendall Wright as a result of his entering into the brand contract with us in order to avoid public disclosure of their arrangements with Kendall Wright. For the aforementioned reasons, Kendall Wright may not be able to enter into new endorsement deals. In addition, his ability to generate other brand income after his playing career, such as through coaching or broadcasting, is unproven. His failure to attract and maintain key endorsements or generate other brand income after his playing career could have a negative impact on our cash received under the brand contract.

The opportunity to receive a return of capital or any profit from an investment in our Fantex Series Kendall Wright will depend in large part upon Kendall Wright’s ability to play out his existing NFL player contract and enter into additional high-value NFL player contracts and on his ability over the same period and beyond to enter into and maintain endorsement contracts that are significantly in excess of those he has had historically. If Kendall Wright does enter into additional high-value NFL player contracts, there is no guarantee that any portion of such contracts will consist of guaranteed money. For a more detailed description of the valuation of the Kendall Wright Brand Contract, please see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Kendall Wright Brand Contract, at Estimated Fair Value” beginning on page 25.

Kendall Wright has been an NFL football player less than five seasons and has limited historical data upon which to base our valuation and projections of his future earnings potential.

Kendall Wright was drafted into the NFL prior to the 2012 season and has played in the NFL for less than five seasons. As a result, we have less information on his ability to be a successful wide receiver and have little historical data upon which to build our analysis and valuation of the future NFL player contracts, future endorsements and other post-career contracts for Kendall Wright. In addition, the lack of sufficient career statistics limited our ability to use an econometric model to predict his career length. See the section entitled, “—Kendall Wright Brand Contract, at Estimated Fair Value—Kendall Wright Career Length” beginning on page 26 for a more detailed description of how we estimated Kendall Wright’s career length. As a result, our valuation was dependent on an analytical method of deriving an expected career length for Kendall Wright, which could result in a greater margin of error than under the econometric model. The determination of career length is a significant factor in the valuation of Kendall Wright’s brand contract because it forms the basis from which we have determined that Kendall Wright will enter additional high-value NFL player contracts covering a career length of 11 years and that he shall continue to generate brand income from endorsement contracts spanning the course of his 11-year NFL playing career. 97.19% of Kendall Wright’s estimated total lifetime brand income is based on projected player contracts, endorsements and post-career earnings, which we have discounted at a weighted-average discount rate of 15.48%.

Kendall Wright may suffer from an injury, illness or medical condition; any injuries, illnesses or medical conditions of Kendall Wright may affect the cash received by us under the brand contract.

Any injury, illness or medical condition of Kendall Wright could cause you to lose a substantial portion or all of your investment in Fantex Series Kendall Wright. Even if not career ending, an injury, illness or medical condition could have a negative effect upon Kendall Wright’s performance and may result in a loss of brand income that would otherwise have resulted from current and future NFL player contracts. A reduction in brand income will reduce our ABI,  our ability to make dividend payments, if any, and have a negative impact on the value of shares of our Fantex Series Kendall Wright. Any of these outcomes could also affect our ability to enter into additional brand contracts or to finance the acquisition of additional brands, which would have an adverse impact on our ability to execute on our business strategy.

On  December 3, 2014, Kendall Wright broke a bone in his right hand and missed two NFL games as a result.  Kendall Wright has experienced this injury as well as instances of normal wear and tear as an athlete in Division I college football and the NFL, and we expect that Kendall Wright will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Kendall Wright’s playing performance and the value of the Kendall Wright Brand.

A substantial portion of our anticipated income under the brand contract is attributable to Kendall Wright’s current and future NFL player contracts. To the extent that the value of your investment is dependent on the competitive success of Kendall Wright, the likelihood of achieving such success is substantially reduced by serious or untimely injuries to Kendall Wright. If Kendall Wright is unable to play as a result of any injury, illness or medical condition he may be unable to enter into any future NFL player contracts. Additionally, certain endorsement contracts are made subject to an athlete’s continued employment with the NFL and if he ceases to be an NFL player for any reason, including injury, illness or medical condition, his ability to maintain sponsors and his ability to attract new sponsors may be severely diminished.

Future negative publicity could damage Kendall Wright’s reputation and impair the value of his brand.

The return on your investment in shares of our Fantex Series Kendall Wright depends on the value and strength of Kendall Wright’s brand and reputation as well as the financial success of Fantex as a whole. Kendall Wright has in the past received, and we expect that in the future he will continue to receive, media coverage. Unfavorable publicity regarding his professional performance or his behavior off the field could negatively affect his brand and reputation. Any negative publicity regarding Kendall Wright’s on-field performance or off the field behavior or otherwise could damage his reputation and impair the value of his brand. Moreover, future endorsement agreements may contain “morality” clauses which would permit counterparties to endorsement agreements to terminate those agreements with the athlete in certain circumstances (such as if he were charged with a felony or other crime involving fraud, dishonesty, violence, physical harm to another person, possession or use of illegal drugs or moral turpitude), further reducing our potential ABI.

We have estimated that Kendall Wright will have an 11 year NFL career and sign a 4-year contract for $30.9 million in his 5th season (2016)  and a 3-year contract for $26.5 million prior to his 9th season (2020). We based our estimate on the contract value of comparable wide receivers who sign contracts in their fourth to sixth season and their eighth to tenth season and did not account for wide receivers who cease playing football in the NFL due to illness or injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. It is difficult to estimate with precision the projected future earnings of Kendall Wright in football, football related activities, and other brand income because such estimation is necessarily based on future events that may or may not occur and that could change based on a number of factors that are hard to control. As a result, it is difficult to predict an accurate return on investment or rate of return for an investment in Fantex Series Kendall Wright.

Because the length of Kendall Wright’s NFL playing career is uncertain, we made certain estimates to predict his career length. See the section entitled, “—Kendall Wright Brand Contract, at Estimated Fair Value—Kendall Wright Career Length” beginning on page 26 for a more detailed description of how we estimated Kendall Wright’s career length. We estimated that Kendall Wright would perform under his current NFL player contract of four years. After expiration of his current NFL player contract, we estimated that Kendall Wright would sign a 4-year contract in his 5th season in the NFL, which would be the 2016 NFL season, for an estimated $30.9 million and a 3-year contract prior to his 9th season in the NFL, which would be the 2020 NFL season, for an estimated $26.5 million. In total, we estimated that Kendall Wright would have a career as a player in the NFL for 11 years.

In estimating the value of Kendall Wright’s potential second NFL player contract, we used a data set of wide receivers who entered into multi-year NFL player contracts in their fourth to sixth NFL seasons. Based on a mathematical model taking into account draft position, durability, games played, statistical production and All-Pro and Pro Bowl selection, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Kendall Wright receiving a higher weighting. Using a methodology we believe to be statistically valid based on published research, we arrived at a sample size of the 11 most comparable players who signed 11 contracts. In estimating the value of Kendall Wright’s potential third NFL player contract, we used a data set of wide receivers who entered into multi-year NFL player contracts between their eighth and ninth NFL seasons. Based on a mathematical model taking into account draft position, durability, games played, statistical production and All-Pro and Pro Bowl selection, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Kendall Wright receiving a higher weighting. Using a methodology we believe to be statistically valid based on published research, we arrived at a sample size of the 8 most comparable players who signed three contracts.

When estimating Kendall Wright’s potential future contract, we did not account for wide receivers who cease playing NFL football due to illness, injury, are dropped from the team or are suspended or banned. The results on which our projections are based are not typical. Due to the inherent uncertainty in predicting the future, it is difficult to estimate with precision the projected future earnings of Kendall Wright in football, football related activities and other brand income. These estimations are based on future events that may or may not occur. Additionally, future events change based on a number of factors that are difficult or impossible to control. As a result, it is difficult to predict an accurate return on investment or rate of return of an investment in Fantex Series Kendall Wright.

Risks Relating to this Offering, the Offering Process and the Fantex Platform

Our Fantex Series Kendall Wright is a highly risky and speculative investment. Only investors who can bear the loss of their entire investment should purchase shares of our Fantex Series Kendall Wright.

Our Fantex Series Kendall Wright is highly risky and speculative. Our Fantex Series Kendall Wright is suitable for purchase only for investors of adequate financial means. If you cannot afford to lose all of the money you plan to invest in our Fantex Series Kendall Wright, you should not purchase shares of our Fantex Series Kendall Wright.

The offering of our Fantex Series Kendall Wright may not be completed.

We expect to cancel this offering if we do not raise at least $3.33 million of gross proceeds. In such case, no shares of our Fantex Series Kendall Wright will be sold to the public.

Certain underwriters have conflicts of interest with respect to this offering.

Because FBS, an underwriter for this offering, is under common control with us and we will receive all of the proceeds of the offering, FBS is deemed to have a “conflict of interest” under Rule 5121 of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121 which requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of due diligence with respect to, the registration statement and this prospectus.                 has agreed to act as the “qualified independent underwriter” for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including performing due diligence investigations and reviewing and participating in the preparation of the registration statement of which this prospectus forms a part. However, we cannot assure you that this will adequately address any potential conflicts of interest. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.” In addition, we, Fantex Holdings and FBS have agreed to indemnify                    for acting as “qualified independent underwriter” against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that                  may be required to make for those liabilities.

We expect that our offering will primarily attract individual investors, and therefore our initial public offering price may not be sustainable if and when trading begins, and the price of our Fantex Series Kendall Wright could decline rapidly and significantly.

We have set an initial public offering price at $10.00 per share and expect that the market for our offering will primarily be individual investors.

In a typical initial public offering, a majority of the shares sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with initial public offerings. These professional investors typically have access to, or conduct their own independent, research and analysis regarding investments in initial public offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price in participating in our initial public offering. As a result, our initial public offering price may be different than the price that would be established in a more traditional underwritten offering involving institutional investors.

In addition, institutional investors typically hold acquired shares for an extended period of time and trade their holdings infrequently, while individual investors may be more likely to trade their shares frequently and react to minor changes in the market value of our Fantex Series Kendall Wright, or may be more prone to have unexpected liquidity needs. This may result in greater volatility in the trading price of shares of our Fantex Series Kendall Wright. This, in turn, could cause increased imbalances in supply and demand and cause the shares of our Fantex Series Kendall Wright to decline in value.

As a result, our stock price may not be sustainable if and when trading begins, and the price of our Fantex Series Kendall Wright may decrease once trading of our Fantex Series Kendall Wright begins.

Investors should not expect to sell our shares for a profit shortly after our Fantex Series Kendall Wright begins trading.

During the offering process, we and our managing underwriters will monitor reservations in the offering to evaluate the demand that exists for our initial public offering. Based on this information, we and FBS may revise the price of our initial public offering set forth on the cover of this prospectus, or we may decide to change the number of shares of Fantex Series Kendall Wright offered through this prospectus. Any increases in the initial public offering price or the number of shares offered may result in there being little or no demand for our shares in secondary trading after completion of the offering. Even if we do not change the number of shares offered or the offering price, the demand for our Fantex Series Kendall Wright may be completely satisfied by the initial public offering and there may be little or no demand for shares of Fantex Series Kendall Wright in the secondary market. If this were to occur, the price of our shares would likely decline following this offering. If your objective is to make a short term profit by selling the shares you purchase in the offering shortly after trading begins, you should not submit an offer to purchase shares in this offering.

If you purchase shares of our Fantex Series Kendall Wright in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Fantex Series Kendall Wright and the attributed net tangible book value per share of our Fantex Series Kendall Wright immediately after this offering.

We are raising gross proceeds from investors in this offering of $3,325,000. Following this offering, the fair value of the Kendall Wright brand contract will be $3,125,000, and we will attribute only 95% of this value to Fantex Series Kendall Wright. As a result, investors purchasing Fantex Series Kendall Wright in this offering will pay a price per share that exceeds the net tangible book value per share that will be attributed to Fantex Series Kendall Wright as of immediately after this offering. As a result, investors purchasing Fantex Series Kendall Wright in this offering will incur immediate dilution of $1.07 per share. For a further description of the dilution that you will experience immediately following this offering, see “Dilution.”

If analysts or commentators publish or establish target prices for our Fantex Series Kendall Wright that are below the initial public offering price or then current trading market price of our shares, the price of shares of our Fantex Series Kendall Wright may fall.

We believe that analysts and commentators may publish price targets, and if they do they may rely upon methods to establish target prices for our Fantex Series Kendall Wright that may be different than methodologies that we use or that other investors use to value these shares. If analysts and commentators publish target prices for our Fantex Series Kendall Wright that are below our initial public offering price or the then current trading market price of our shares, it could cause our stock price to decline.

The price of our Fantex Series Kendall Wright might fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our Fantex Series Kendall Wright may prevent you from being able to sell shares of our Fantex Series Kendall Wright at or above the price you paid for such shares. The trading price of our Fantex Series Kendall Wright may be volatile and subject to wide price fluctuations in response to various factors, including:

•	performance of Kendall Wright in the NFL;
•	our perceived financial standing and the stability of the Fantex platform;
•	market interest in trading our Fantex Series Kendall Wright;
•	number of shares available for trading, which may be further reduced if Fantex Holdings and/or certain directors of Fantex Holdings participate in this offering by purchasing any standby shares;
•	liquidity needs of investors due to the overall performance of the equity markets or otherwise;
•	industry related regulatory developments;
•	investor perceptions of Kendall Wright, us and professional football;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	changes in tax code that may affect the economics of your investment;
•	insolvency of Fantex or Kendall Wright;
•	regulatory findings, determinations or changes affecting our ability to operate;
•	sales of our Fantex Series Kendall Wright by a large stockholder;
•	general economic conditions;
•	changes in interest rates; and
•	availability of capital.

Under the terms of the standby purchase agreement, we expect that Fantex Holdings, our parent company, will agree to purchase from FBS, at the initial public offering price, up to 166,000 shares of Fantex Series Kendall Wright in this offering, and we expect certain directors of Fantex Holdings will agree to purchase from FBS, at the initial public offering price, up to an aggregate of 69,000 shares of Fantex Series Kendall Wright in this offering. Under the terms of the standby purchase agreement and pursuant to FINRA Rule 5110(g)(1), neither Fantex Holdings nor any such director of Fantex Holdings will sell, transfer, assign, pledge or hypothecate such shares of Fantex Series Kendall Wright, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of any shares purchased by them (i) for a period of 180 days after the effective date of this offering or (ii) thereafter unless the offering of such shares is registered pursuant to a subsequent registration statement. Because only a limited number of shares of our Fantex Series Kendall Wright may be available for sale in the public market after the closing of this offering if Fantex Holdings or any directors of Fantex Holdings participate, sales of a substantial number of shares of our Fantex Series Kendall Wright in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our Fantex Series Kendall Wright.

These and other factors might cause the market price of our Fantex Series Kendall Wright to fluctuate substantially, which might limit or prevent investors from readily selling their shares of our Fantex Series Kendall Wright and may otherwise negatively affect the liquidity of our Fantex Series Kendall Wright. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies across many industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of our Fantex Series Kendall Wright could fluctuate based upon factors that have little or nothing to do with Fantex, Kendall Wright or the contract party, and these fluctuations could materially reduce our stock price. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results and financial condition.

Transaction costs for trades on the FBS alternative trading system could decrease the liquidity of your investment in our Fantex Series Kendall Wright and could reduce or eliminate any positive return on your investment in our Fantex Series Kendall Wright.

The transactions costs for you to trade on the FBS alternative trading system (the “FBS ATS”) are expected to be up to 1% of the total amount of the purchase or sale, respectively, with lower amounts depending on whether or not you have an active trader account. This the cost of executing trades could be high relative to the size of your investment in our Fantex Series Kendall Wright, and this cost could cause investors to trade less frequently and to increase their holding periods. Thin trading in our Fantex Series Kendall Wright could, in turn, increase the spread between the bid price at which buyers are willing to acquire shares of our Fantex Series Kendall Wright and the ask price at which sellers are willing to sell their shares, making it more difficult to buy or sell at a time and price that meets your objectives. In addition, brokerage commissions associated with your transactions in Fantex Series Kendall Wright could increase your transaction costs and could reduce or eliminate your return on investment in our Fantex Series Kendall Wright or cause you to incur a loss on your investment.

SPECIAL NOTE REGARDING FORWARD‑LOOKING STATEMENTS

AND INDUSTRY DATA

This prospectus includes forward-looking statements. We may, in some cases, use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our expectations regarding future ABI under our brand contracts, including longevity of our contract parties’ careers and an ability to enter into additional included contracts, our expectation that we will enter into other brand contracts, our ability to conduct additional offerings of new tracking stocks or otherwise finance the purchase of additional ABI, our ability to build a portfolio of brands, our ability to contribute to the contract party’s efforts to build brand value, our ability to consummate the pending offerings of our tracking stocks, our attribution policies with respect to our series of common stock, our results of operations, cash needs, spending of the net proceeds from this offering, financial condition, liquidity, prospects, growth and strategies, and the trends that may affect us or the contract parties.

By their nature, forward‑looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward‑looking statement contained in this prospectus, we caution you that forward‑looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the field in which we operate, may differ materially from the forward‑looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the field in which we operate are consistent with the forward‑looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward‑looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

You should also read carefully the factors described in the “Risk Factors” section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward‑looking statements. As a result of these factors, we cannot assure you that the forward‑looking statements in this prospectus will prove to be accurate. Furthermore, if our forward‑looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward‑looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

We obtained data in this prospectus regarding the NFL and athletes in the NFL from our own internal estimates and research as well as from general publications, surveys and studies conducted by third parties. While we believe that the information is reliable, we have not independently verified the data from third‑party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

USE OF PROCEEDS

We expect that our gross proceeds from the sale of the shares of common stock in this offering will be approximately $3,325,000 assuming the sale of 332,500 shares of Fantex Series Kendall Wright in this offering at an initial public offering price of $10.00 per share (in each case the amounts set forth on the front cover of this prospectus), after deducting underwriting discounts payable by us. See “Underwriting (Conflicts of Interest)” for additional detail regarding the underwriting discounts. Offering expenses, estimated to be $                     , will be paid by our parent and are not included in the calculation of net proceeds.

As consideration for the ABI under our brand contract with Kendall Wright we have agreed to pay him a one‑time cash amount of $3.125 million contingent upon our ability to obtain financing. We will use all of our net proceeds from the offering of our Fantex Series Kendall Wright, together with existing cash and cash equivalents if necessary, to fund the payment of this purchase price to Kendall Wright pursuant to our brand contract with him.

The following table represents the expected use of the proceeds of the sale of the shares of Fantex Series Kendall Wright in this offering:

		Percentage of
	Amount of	Total
	Proceeds	Proceeds
Expected use of the proceeds from this offering
Payment of the underwriting discount	$199,500	6.000%
Payment of the brand contract purchase price to Kendall Wright	3,125,000	93.985%
General working capital for our operations	500	0.015%
Total proceeds expected from this offering	$3,325,000	100.000%

One of the principal purposes of this offering is to obtain capital to finance the payment of the purchase price for the ABI pursuant to the Kendall Wright brand contract. We intend to use the net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon but after payment of the purchase price under the Kendall Wright brand contract, for general working capital to fund our operations. Although it is difficult to predict future liquidity requirements, we believe that our existing cash and cash equivalents will be sufficient to fund our operations for at least the next 12 months.

We are actively pursuing the acquisition of additional brands, and any brand contracts that we enter into in the future with other contract parties are expected to be contingent upon obtaining financing to fund the acquisition of the minority interest in the respective brands. We intend to finance the acquisition of additional brands through the issuance of additional tracking stocks linked to the value of such brands, rather than through use of any of our existing cash and cash equivalents.

Pending use of our cash and cash equivalents for our operations, we intend to invest the net proceeds of this offering and our existing cash and cash equivalents after payment of the purchase price to Kendall Wright under the brand contract in a variety of capital preservation investments, including short‑term, interest‑bearing investment grade securities, money market accounts, certificates of deposit and direct or guaranteed obligations of the U.S. government.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2014 on:

•	an actual basis; and;
•	a pro forma, as adjusted basis after further giving effect to:
•

the sale of 835,800 shares of Fantex Series Alshon Jeffery at an initial public offering price of $10.00 per share, resulting in gross proceeds of $8,358,000 and, after deducting underwriting discounts payable by us, net proceeds of $7,940,100;

•	the payment of approximately $7.94 million purchase price to Alshon Jeffery for the acquisition of ABI under our brand contract with him;
•

the sale of 332,500 shares of Fantex Series Kendall Wright offered in this offering at an initial public offering price of $10.00 per share (in each case based on assumed amounts set forth on the front cover of this prospectus), after deducting underwriting discounts payable by us; and

•	the payment of $3.125 million purchase price to Kendall Wright for the acquisition of ABI under our brand contract with him.

The foregoing assumes that the offerings of Fantex Series Jack Mewhort, Fantex Series Michael Brockers and Fantex Series Arian Foster have not been consummated. Offering expenses, estimated to be $            , will be paid by our parent and are not included in the calculation of cash and cash equivalents.

The information in this table is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements and the notes thereto included elsewhere or incorporated by reference in this prospectus:

	December 31, 2014
		Pro forma,
	Actual	as adjusted
Cash and Cash Equivalents	$929,440	$929,940
Stockholders’ Equity:
Common Stock, $0.0001 par value, 1,500,000,000 shares authorized, 101,109,100 shares outstanding, actual; 102,277,400 shares outstanding, pro forma, as adjusted:
Platform Common Stock, 100,000,000 shares designated, issued and outstanding, actual and pro forma, as adjusted	10,000	10,000
Fantex Series Vernon Davis, 421,100 shares designated, issued and outstanding, actual; 421,100 shares designated, issued and outstanding, pro forma, as adjusted	42	42
Fantex Series EJ Manuel, 523,700 shares designated, issued and outstanding, actual; 523,700 shares designated, issued and outstanding, pro forma, as adjusted	52	52
Fantex Series Mohamed Sanu, 164,300 shares designated, issued and outstanding, actual; 164,300 shares designated, issued and outstanding, pro forma, as adjusted	16	16
Fantex Series Alshon Jeffery, 0 shares designated, issued and outstanding, actual; 835,800 shares designated, issued and outstanding, pro forma, as adjusted	—	84
Fantex Series Kendall Wright, 0 shares designated, issued and outstanding, actual; 332,500 shares designated, issued and outstanding, pro forma, as adjusted	—	33
Additional Paid in Capital	19,470,244	22,795,211
Accumulated Losses	(11,301,139)	(11,301,139)
Total Stockholders’ Equity	8,179,215	11,504,299
Total Capitalization	$8,179,215	$11,504,299

The number of shares of our common stock to be outstanding immediately following this offering set forth above is based on 100,000,000 shares of our platform common stock outstanding as of April 16,  2015, 421,100 shares of our Fantex Series Vernon Davis that were issued upon the consummation of the offering of our Fantex Series Vernon Davis, 523,700 shares of our Fantex Series EJ Manuel that were issued upon the consummation of the offering of our Fantex Series EJ Manuel, 164,300 shares of our Fantex Series Mohamed Sanu that were issued upon the consummation of the offering of our Fantex Series Mohamed Sanu, 835,800 shares of our Fantex Series Alshon Jeffery that were issued upon the consummation of the offering of our Fantex Series Alshon Jeffery and 332,500 shares of our Fantex Series Kendall Wright to be outstanding following this offering and zero shares of any other tracking stock outstanding as of April 16,  2015.

DILUTION

If you purchase shares of our Fantex Series Kendall Wright in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Fantex Series Kendall Wright and the attributed net tangible book value per share of our Fantex Series Kendall Wright immediately after this offering. As discussed in “Description of Capital Stock—Common Stock—Conversion,” at any time following the two‑year anniversary of the filing of a certificate of designations creating a new tracking stock, our board of directors may resolve to convert such tracking stock into fully paid and non‑assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of such tracking stock by the fair value of a share of our platform common stock. Since conversion of a tracking stock into platform common stock would be done pursuant to an exchange ratio calculated based on the relative fair values of such tracking stock and the platform common stock, investors in this offering should not experience any dilution of the value of their shares as a result of the conversion of such shares into platform common stock.

Our attributed net tangible book value per share of our Fantex Series Kendall Wright is determined by dividing our total attributed assets of the Kendall Wright  brand contract less the total attributed liabilities of the Kendall Wright  brand contract by the number of shares of outstanding Fantex Series Kendall Wright, in each case as of immediately after this offering and assuming the sale of 332,500 shares of Fantex Series Kendall Wright, and after giving effect to the attribution of:

•	95% of the ABI under our Kendall Wright brand contract to our Fantex Series Kendall Wright; and
•	5% of the ABI under our Kendall Wright brand contract to our platform common stock.

After giving effect to the foregoing attributions, the attributed net tangible book value of the Kendall Wright  brand contract will be $2.99 million, based on:

•	a fair value of $3.125 million for the Kendall Wright brand contract immediately following this offering, and
•	total attributed liabilities of the Kendall Wright brand contract of $0.00 immediately after this offering.

For a detailed description of the valuation of the Kendall Wright brand contract, please see the section entitled “—Kendall Wright Brand Contract, at Estimated Fair Value” beginning on page 25.

On a per share basis, our attributed net tangible book value per share of Fantex Series Kendall Wright immediately after this offering will be $8.93 per share, which represents an immediate dilution of $1.07 per share of Fantex Series Kendall Wright.

The following table illustrates this dilution on a per share basis:

	Actual		Per Share
Initial public offering price per share			$10.00
Total number of shares of Fantex Series Kendall Wright	332,500
Fair value of Kendall Wright brand contract immediately after the offering	$3,125,000	(a)	$9.40
Less: 5% attribution to platform common stock	(156,250)		0.47
Less: total attributed liabilities to the Kendall Wright brand contract	—		—
Attributed net tangible book value of the Kendall Wright brand contract	$2,986,750		$8.93
Immediate dilution per share to investors in this offering on a stand-alone basis			$1.07

(a)	For a detailed description of the valuation of the Kendall Wright brand contract, please see the section entitled “—Kendall Wright Brand Contract, at Estimated Fair Value” beginning on page 25. 23

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes for the years ended December 31, 2014 and 2013 included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus. This discussion contains forward‑looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus.

Estimated Fair Value of Brand Contracts not Consummated as of December 31, 2014

Kendall Wright Brand Contract, at Estimated Fair Value

Kendall Wright Estimated Brand Income

On March 26, 2015, we entered into a brand contract with Kendall Wright. The table below shows our estimates, based on the quantitative and qualitative factors described above, of Category A, Category B and Category C brand income for Kendall Wright as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after
	before	applying	before	applying	Weighted-
	applying any	discount	applying any	discount	average
	discount rate(1)	rates	discount rate	rate	discount rate
Category A(2)	$1,678,345	$1,566,126	2.81%	5.01%	7.65%
Current NFL Contract (2014 & 2015)	$1,678,345	$1,566,126	2.81%	5.01%	7.65%
Endorsements (2015)	$—	$—	—	—	—
Category B	$—	$—	—%	—%	—%
Current NFL Contract (None)	$—	$—	—%	—%	—%
Endorsements (None)	$—	$—	—	—	—
Category C	$58,032,384	$29,682,684	97.19%	94.99%	15.71%
Projected Player Contracts	$57,382,384	$29,428,502	96.02%	94.17%	15.69%
Projected Endorsements	$400,000	$219,423	0.75%	0.70%	15.56%
Projected Post-Career	$250,000	$34,759	0.42%	0.11%	20.00%
Total	$59,710,729	$31,248,810	100.00%	100.00%	15.48%

(1)All amounts presented are gross payments due to Kendall Wright prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)All amounts included in Category A are after December 1, 2014 and are guaranteed.

•

Category A— Category A income that we included in the model for Kendall Wright is his contractual salary for the 2014 NFL playing season after December 1, 2014 and his contractual salary and roster bonus (which was earned on March 15, 2015) for the 2015 NFL playing season.

•	Category B—An example of Category B income that we included in the model for Kendall Wright is his contractual salary for the 2016 NFL playing season and beyond.
•	Category C— Examples of Category C income that we included in the model for Kendall Wright are:
•	Projected Future NFL Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of Kendall Wright’s current NFL player contract.
•

Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Kendall Wright’s NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

•

Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting, or the like, following Kendall Wright’s NFL playing career.

The most significant assumptions in our determination of fair value for Kendall Wright’s brand contract include:

•	discount rates for each of Category A, Category B and Category C as set forth above;
•	that Kendall Wright would have an NFL career length of at least 11 years; and
•

that during this time he would play out his existing NFL player contract and enter into an additional NFL player contract for at least $57.38 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

Kendall Wright Discount Rates

In determining the expected brand income for Kendall Wright, we used discount rates ranging from 4.5% to 20.0%, which are similar to those we have used with respect to the recent valuation of other brand contracts. We considered this appropriate in order to address the higher degree of uncertainty inherent in our estimates of projected future contracts primarily because Kendall Wright has played five seasons in the NFL.

Kendall Wright Career Length

Kendall Wright has been a wide receiver in the NFL for less than five seasons. Therefore, we did not use an econometric model in determining his expected career length. Instead our investment professionals reviewed a data set consisting of all wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third season between 1980 and 2013. According to www.nfl.com, there were a total of 370 wide receivers in this data set, of which 232 were retired at the end of the 2013 NFL season. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), total touchdowns and games played), Pro Bowl selection and draft position, we assigned to each of the wide receivers in the data set a relative weighting with the most comparable wide receivers to Kendall Wright (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research; we calculated the rounded square root of 232 to arrive at the sample size of the 15 most comparable wide receivers to Kendall Wright (based on the above criteria). We then calculated the weighted average career length of the 15 most comparable players to Kendall Wright. Based on the weighted average career length of these 15 wide receivers, we determined that Kendall Wright would have an estimated career length of 11.31 years, which we rounded down to 11 years for the purposes of our valuation.

		Weights	Weight‑
		Applied to	Adjusted
	Career	Career	Career
Wide Receiver	Length(1)	Length	Length
Art Monk	16	18.06%	2.89
Bert Emanuel	8	10.03%	0.80
Wayne Chrebet	11	9.33%	1.03
Ricky Proehl	17	8.83%	1.50
Frank Sanders	9	5.80%	0.52
Mike Pritchard	9	5.73%	0.52
Koren Robinson	8	5.71%	0.46
Andre Reed	16	5.45%	0.87
Bill Brooks	11	5.40%	0.59
Eddie Brown	8	5.31%	0.42
Laveranues Coles	11	5.31%	0.58
Vincent Brisby	8	4.44%	0.36
Peter Warrick	6	3.99%	0.24
Kevin Johnson	7	3.58%	0.25
Darnay Scott	9	3.05%	0.27
Total		100.00%	11.31

(1) Career lengths from nfl.com

Kendall Wright Projected NFL Player Contract

In determining that Kendall Wright would enter into one additional NFL player contract, we assumed that he would have a career length of 11 years, as discussed above.

Kendall Wright’s Second NFL Player Contract

Kendall Wright completed his third NFL season and has a current NFL player contract that expires following his fourth season in the NFL. We estimated that Kendall Wright would enter into a second NFL player contract prior to the 2016 season, his fifth NFL season. In estimating the value of this potential second NFL player contract, we began with a data set consisting of all 370 wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third season between 1980 and 2013. We then limited this data set to wide receivers who have entered into NFL player contracts between their fourth and sixth NFL seasons between 1995 and 2014, resulting in a set of 113 players who have entered into a total of 117 contracts. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), total touchdowns and games played), Pro Bowl selection and draft position, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Kendall Wright (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research; we calculated the rounded square root of 117 to arrive at the reduced sample size of the 11 most comparable players. We then calculated the weighted average length and weighted average annual value of the 11 contracts signed by the 11 most comparable wide receivers after adjusting for estimated inflation in wide receiver contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation
					Adjusted	Weights		Weight
					Average	Applied To		Inflation
				Average	Annual	Contract		Adjusted
	Calendar Year And		Total	Annual	Compensation	Length	Weight-	Average Annual
	Season In Which The		Compensation	Compensation	Amounts	And	Adjusted	Compensation
	New Contract Was	Contract	Under The	Under The	to Year	Contract	Contract	Under The
Wide Receiver	Executed	Length	Contract	Contract	2016(1)	Amounts	Length	Contract
Eddie Royal	2012; prior to season 5	3	$13,500,000	$4,500,000	$5,597,015	19.49%	0.58	$1,090,765
Wayne Chrebet	1998; prior to season 4	4	$11,500,000	$2,875,000	$8,231,847	12.79%	0.51	$1,053,166
Koren Robinson	2006; prior to season 6	3	$12,700,000	$4,233,333	$6,225,490	12.44%	0.37	$774,575
Darrell Jackson	2004; prior to season 5	6	$25,000,000	$4,166,667	$7,756,075	10.87%	0.65	$843,063
Davone Bess	2013; prior to season 6	3	$8,817,999	$2,939,333	$3,584,552	10.08%	0.30	$361,497
Steve Smith	2004; prior to season 4	6	$26,100,000	$4,350,000	$8,097,342	7.01%	0.42	$567,363
Laveranues Coles	2005; prior to season 6	5	$26,000,000	$5,200,000	$9,122,807	6.68%	0.33	$609,233
Marvin Harrison	2000; prior to season 5	5	$25,500,000	$5,100,000	$12,304,574	5.36%	0.27	$659,284
Terrell Owens	1999; prior to season 4	7	$35,000,000	$5,000,000	$13,091,747	5.35%	0.37	$700,194
Santonio Holmes	2011; prior to season 6	5	$45,000,000	$9,000,000	$11,214,953	5.19%	0.26	$582,363
Nate Burleson	2006; prior to season 4	7	$49,000,000	$7,000,000	$10,294,118	4.74%	0.33	$487,660
Averages		4.91	$25,283,454	$4,942,212	$8,683,684
Total						100%	4.41	$7,729,162

(1)    Compensation was adjusted for inflation from the year in which the players entered into an NFL player contract to the year 2015 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the estimated 2015 team salary cap of $142 million. Compensation was adjusted for inflation from 2015 to 2018 based on an annual inflation rate of 6.2%. The inflation rate used for this two year period was determined based upon the expected compound annual growth rate of the NFL salary cap between 2014 and 2016 using third party estimates.

The weighted average contract length was 4.41 years, which we rounded down to 4 years. We estimated that Kendall Wright will receive a 4  year contract in 2016 with a total value of $30.9 million with an average annual value of $7.73 million. Based on the comparable contracts we estimated Kendall Wright will receive a signing bonus of approximately $5.58 million in 2016 and salaries of $2.8 million, $6.8 million, $8.0 million, and $7.7 million in the 2016 – 2019 NFL seasons, respectively.

Kendall Wright’s Third NFL Player Contract

        We estimated that Kendall Wright would enter into a third NFL player contract prior to the 2020 season, his ninth NFL season. In estimating the value of this potential third NFL player contract, we began with a data set consisting of all 370 wide receivers who caught 1.875 passes per team game over the regular season in their rookie, second, or third season between 1980 and 2013. We then limited this data set to wide receivers who entered into NFL player contracts between their eighth and tenth NFL seasons between 1995 and 2014, resulting in a set of 41 players who have entered into a total of 66 contracts. Based on a mathematical model taking into account statistical production (a combination of touches from scrimmage (receiving and rushing), yards from scrimmage (receiving and rushing), total touchdowns and games played), Pro Bowl selection and draft position, we assigned to each of these wide receivers a relative weighting with the most comparable wide receivers to Kendall Wright (based on the above criteria) receiving a higher weighting. Using a sample size reduction methodology we believe to be statistically valid based on published research, we calculated the rounded square root of 41 to arrive at the reduced sample size of the 8 most comparable players who signed 8 contracts. We then calculated the weighted average length and weighted average annual value of the 8 contracts signed by the 8 most comparable wide receivers after adjusting for estimated inflation in wide receiver contract values over time. According to Spotrac.com, a division of MG3 WebWorks, the contract data is as follows:

					Inflation
					Adjusted	Weights		Weight
					Average	Applied To		Inflation
				Average	Annual	Contract		Adjusted
	Calendar Year And		Total	Annual	Compensation	Length	Weight-	Average Annual
	Season In Which The		Compensation	Compensation	Amounts	And	Adjusted	Compensation
	New Contract Was	Contract	Under The	Under The	to Year	Contract	Contract	Under The
Wide Receiver	Executed	Length	Contract	Contract	2020(1)	Amounts	Length	Contract
Wayne Chrebet	2002; prior to season 8	7	$17,500,000	$2,500,000	$6,478,203	22.74%	1.59	$1,473,293
Darrell Jackson	2008; prior to season 9	1	$1,500,000	$1,500,000	$2,382,449	19.32%	0.19	$460,338
Laveranues Coles	2009; prior to season 10	4	$27,500,000	$6,875,000	$10,298,118	11.87%	0.47	$1,222,496
Marvin Harrison	2004; prior to season 9	7	$67,000,000	$9,571,429	$21,884,115	9.52%	0.67	$2,084,348
Terrell Owens	2004; prior to season 9	7	$48,930,000	$6,990,000	$15,981,937	9.51%	0.67	$1,519,445
Marty Booker	2008; prior to season 10	2	$3,500,000	$1,750,000	$2,779,523	9.38%	0.19	$260,753
Santonio Holmes	2013; prior to season 8	3	$25,250,000	$8,416,667	$12,607,393	9.23%	0.28	$1,163,741
Nate Burleson	2010; prior to season 8	5	$25,000,000	$5,000,000	$7,570,321	8.42%	0.42	$637,496
Averages		4.50	$27,022,500	$5,325,387	$9,997,757
Total						100%	4.48	$8,821,910

(1)   Compensation was adjusted for inflation from the year in which the players entered into a NFL player contract to the year 2014 by multiplying the quotient of the average annual value of the comparable contract in the year signed divided by the NFL team salary cap in the year the comparable contract was signed by the 2014 team salary cap of $133 million. Compensation was adjusted for inflation from 2014 to 2016 based on an annual inflation rate of 6.2%. The inflation rate used for this two year period was determined based upon the expected compound annual growth rate of the NFL salary cap between 2014 and 2016. Compensation was adjusted for inflation from 2016 to 2020 based on an annual inflation rate of 5.6%. The inflation rate used for this five year period was determined based upon the compound annual growth rate of the NFL salary cap between 2000 and 2014.

Because Kendall Wright would only have 3 years left on his estimated career length prior to signing his final contract, we estimated that Kendall Wright will receive a 3 year contract in 2020 with a total value of approximately $26.46 million. Based on comparable contracts we estimated Kendall Wright will receive a signing bonus of approximately $3.1 million in 2020 and salaries of $8.8 million, $9.2 million, and $5.4 million in the 2020 – 2022 NFL seasons, respectively

Kendall Wright’s Endorsements

        In determining that Kendall Wright would enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources, we believe Kendall Wright can demonstrate consistent success as a wide receiver in the NFL, and, therefore, we believe he is a good candidate to realize a higher level of endorsement income.

If any of our assumptions are incorrect then our estimate of the fair value of Kendall Wright’s brand contract may be too high.

Jack Mewhort Brand Contract, at Estimated Fair Value

On March 26, 2015, we entered into a brand contract with Jack Mewhort. The table below shows our estimates, based on the quantitative and qualitative factors described above, of Category A, Category B and Category C brand income for Jack Mewhort as a percentage of our estimate of aggregate lifetime brand income, on a gross basis before we applied any discount rates, and on a net basis after we applied our discount rates, as well as the discount rates that we applied to each of these categories in our estimate of brand value:

	Estimated Lifetime Brand		% of Estimated Total
	Income		Lifetime Brand Income
		Net amount,		Net amount,
	Gross amount,	after	Gross amount,	after
	before	applying	before	applying	Weighted-
	applying any	discount	applying any	discount	average
	discount rate(1)	rates	discount rate	rate	discount rate
Category A(2)	$582,445	$557,365	0.99%	2.22%	4.50%
Current NFL Contract (2015)	$582,445	$557,365	0.99%	2.22%	4.50%
Endorsements (None)	$—	$—	—	—	—
Category B	$1,652,225	$1,363,815	2.81%	5.42%	7.52%
NFL Contract (2016 and beyond)	$1,652,225	$1,363,815	2.81%	5.42%	7.52%
Endorsements (None)	$—	$—	—	—	—
Category C	$56,607,580	$23,229,085	96.20%	92.36%	16.02%
Projected Player Contracts	$55,907,580	$22,967,911	95.01%	91.32%	16.00%
Projected Endorsements	$450,000	$232,194	0.76%	0.92%	15.67%
Projected Post-Career	$250,000	$28,980	0.42%	0.12%	20.00%
Total	$58,842,250	$25,150,264	100.00%	100.00%	15.66%

(1)All amounts presented are gross payments due to Jack Mewhort prior to any exclusion for expenses such as legal fees, travel expenses or self-employment taxes, which are otherwise excluded from brand income. Potential post-season compensation and player performance bonus under the CBA has not been included in the estimation of lifetime brand income in any of Category A, Category B or Category C.

(2)All amounts included in Category A are after February 15, 2015.

•	Category A—Category A income that we included in the model for Jack Mewhort is his contractual salary for the 2015 NFL playing season after February 15, 2015.
•	Category B—An example of Category B income that we included in the model for Jack Mewhort is his contractual salary for the 2016 NFL playing season and beyond.
•	Category C—Examples of Category C income that we included in the model for Jack Mewhort are:
•	Projected Future NFL Contracts—Potential brand income related to anticipated future NFL playing contracts, following the expiration of Jack Mewhort’s current NFL player contract.
•

Projected Endorsements—Potential brand income related to anticipated future endorsement contracts during Jack Mewhort’s NFL playing career. An example of this would include a potential future endorsement contract with a significant new sponsor.

•

Projected Post-Career—Potential brand income related to anticipated future contracts, such as future endorsements, and/or additional brand income generated from coaching, broadcasting, or the like, following Jack Mewhort’s NFL playing career.

The most significant assumptions in our determination of fair value for Jack Mewhort’s brand contract include:

•	discount rates for each of Category A, Category B and Category C as set forth above;

•	that Jack Mewhort would have an NFL career length of at least 10 years; and
•

that during this time he would play out his existing NFL player contract and enter into an additional NFL player contract for at least $55.91 million in total and that he will be able over the same period and beyond to enter into and maintain endorsement contracts (or earn other brand income) that compensate him in amounts that exceed the compensation that he has had historically from these sources.

BUSINESS

Kendall Wright Brand

Kendall Wright Brand Contract

On March 26, 2015, we entered into a brand contract with Kendall Wright. This brand contract entitles us to receive 10% of Kendall Wright’s brand income after December 1, 2014.

In addition to the exclusions laid out above under “—Our Brand Contracts,” brand income does not include the following specifically excluded income:

•	all proceeds from life, disability or injury insurance policy covering Kendall Wright;
•

all amounts payable to Kendall Wright for participation in any NFL game, including any preseason game, Pro Bowl or other postseason game, if he is excused from such participation without pay by the NFL or Tennessee Titans as a result of any injury, illness, physical or mental condition, bereavement or birth of his child; and

•	all consideration payable to Kendall Wright pursuant to that certain agreement dated as of June 1, 2012 by and between adidas America, Inc. and Kendall Wright.

As consideration for the ABI under the brand contract, we will pay Kendall Wright a one-time cash amount of $3.125 million contingent upon our ability to obtain financing for the purchase price. Our ABI under the brand contract is contingent upon our payment of the purchase price following the consummation of this offering. We will have no further financial obligation to Kendall Wright under the brand contract once this payment has been made, other than the indemnities described above.

Kendall Wright

Kendall Wright is a wide receiver for the Tennessee Titans in the NFL and has been in the NFL since the 2012 season. He was selected as the 20th pick overall in the 1st round of the 2012 NFL draft. Kendall Wright attended Baylor University, where he played wide receiver in 50 games. In 2008,  Kendall Wright played in all 12 games as a freshman, recording 50 receptions, 649 receiving yards and 6 touchdowns. As a sophomore in 2009,  Kendall Wright played in 12 games and was Baylor’s leading receiver, posting 66 receptions for 740 yards and 5 touchdowns, and was named All-Big 12 honorable mention. As a junior, Kendall Wright recorded 78 receptions, 7 touchdowns and 952 yards, playing in all 13 games. He posted career high 108 receptions for 1,633 yards and 14 touchdowns as a senior and was named 1st Team All-American and All-Big 12.

According to statistics publicly available at NFL.com, Kendall Wright’s receiving statistics for the 2012, 2013 and 2014 NFL season are as follows:

Year	Team	G	Rec	Yds	Avg	Yds/G	TD
2014	Tennessee Titans	14	57	715	12.5	51.1	6
2013	Tennessee Titans	16	94	1,079	11.5	67.4	2
2012	Tennessee Titans	15	64	626	9.8	41.7	4
TOTAL		45	215	2,420	11.3	53.8	12

On December 3, 2014, Kendall Wright broke a bone in his right hand and missed two NFL games as a result.  Kendall Wright has experienced this injury as well as instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that Kendall Wright will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Kendall Wright’s playing performance and the value of the Kendall Wright Brand.

The essence of our vision of the brand identity for Kendall Wright is being a “natural.” Kendall Wright grew up in rural northeast Texas. Even without the benefits of a larger city that could have afforded more resources, Kendall Wright quickly emerged as a standout athlete. All-State in three varsity sports, Kendall Wright would eventually became a youth coach while still a student. He went on to a record-setting collegiate football career, culminating with being selected a 1st team All-American as a senior. Blessed with athletic prowess and a unique work ethic, Kendall Wright readily sees his future as one of service. It has driven him from a young age, with his instincts to teach and mentor in the community being just as clear as those that propel him on the field.

As part of our due diligence of Kendall Wright we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including credit worthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Kendall Wright of any events or incidents (personal or otherwise) relating to Kendall Wright that we believe would materially negatively impact the Kendall Wright Brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports and credit scores. Based on our review we concluded that as of March 26, 2015, Kendall Wright is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $3.62 million if he retires from professional football within two years of the date of the offering of Fantex Series Kendall Wright for any reason other than a “good reason.” For instance, as part of our due diligence, we were provided information that showed that Kendall Wright has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of approximately than 4 to 1. In addition, as of March 26, 2015, Kendall Wright’s current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the 12 months after the effective date of Kendall Wright’s brand contract. As a result, we have concluded that he is a sound credit risk. Other than the $0.156 million of the cash consideration to be held in escrow for six months, we have not required Kendall Wright to place any additional funds in an escrow account as security to cover the repayment of $3.33 million in the event he retires from professional football within two years following completion of the offering for any reason other than a “good reason.” In addition, we intend to monitor the creditworthiness and financial health and stability of Kendall Wright on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Wide Receiver Position

A wide receiver is an offensive position player whose principal role is to catch passes from the quarterback. During passing plays, a wide receiver attempts to avoid, outmaneuver, or simply outrun his defenders (typically cornerbacks and/or safeties) in the area of his pass route. If the wide receiver becomes open he may then become the quarterback's target. A wide receiver's goal is to catch a ball thrown in his direction and then attempt to run downfield. Some wide receivers are perceived as a deep threat because of their speed and ability to get open deep down the field, while others may be possession receivers known for not dropping passes, running crossing routes across the middle of the field, and generally, converting third down situations.

The salary for an NFL football player is highly dependent upon his perceived ranking against other players in the position. All-Pro and Pro Bowl caliber players generally receive significantly higher compensation than players who are less well known. Based on media reports, the average annual compensation of the five highest paid wide receivers for the 2013 season was approximately $13.3 million.

Based on our analysis, the average career length of an NFL wide receiver who was retired at the end of the 2013 NFL and who caught 1.875 passes per team game over the regular season in their rookie or second seasons between 1980 and 2013 is approximately 7.93 years. This group consisted of 220 retired NFL wide receivers.  Utilizing the methodology described under “Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies,” we estimated Kendall Wright expected career length to be 11 years.

Kendall Wright Brand Income

The information below is a summary of contracts of Kendall Wright that are included in his brand income. We refer to these as included contracts.

Included Contracts Under the Brand Contract with Kendall Wright

The table below lists the included contracts as of April 16, 2015:

Counterparty	Type of contract	Product category
Tennessee Football, Inc.	NFL Player Contract	N/A

The following table shows historical information of cash receipts for included contracts for the years ended December 31, 2014 and December 31, 2013 and is derived from our audited statements of cash receipts from included contracts, included elsewhere in this prospectus.

	Year Ended
	December 31 ,
	2014	2013
	(in thousands)
Receipts from included contracts subject to the brand contract(1)
Contractual NFL player receipts	$510	$420
Contractual NFL player performance incentive payments	567	333
Total receipts from NFL player contract	1,077	753
Receipts from other included contracts	64	163
Total receipts from included contracts subject to the brand contract	$1,141	$916

(1)   Please see Notes 1 and 2 to the audited statements of cash receipts from included contracts for Kendall Wright for an explanation of the basis of presentation and summary of significant accounting policies used in presenting these amounts. Receipts shown are for historical periods and are not necessarily indicative of future expected receipts from current or future included contracts for any period.

The following summaries include descriptions of contracted cash receipts for future years under the included contracts, assuming that the parties perform their obligations under the included contracts and none of the included contracts are amended, renegotiated or terminated prior to the expected termination date of the included contracts, as well as a summary of material terms of the included contracts. There can be no assurance that the parties will perform their obligations under the included contracts or that the cash receipts with respect to the Kendall Wright Brand will equal or exceed the aggregate annual cash receipts described in the following summaries.

Kendall Wright NFL Player Contract—Tennessee Titans (the Titans)

Kendall Wright has completed the third year of a four-year player contract with the Titans. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represents ABI as of December 1, 2014, the date we are entitled to receive brand income under the brand contract (amounts in thousands and unaudited):

	Playing Season
	2012	2013	2014	2015
NFL Player Salary(1)	$390	$480	$570	$884
Roster Bonus(2)	—	284	567	627
Signing Bonus	4,417	—	—	—
Total	$4,807	$764	$1,137	$1,511
Available Brand Income Under the NFL Player Contract(3)	$—	$—	$428	$1,511

(1)

All amounts are payable in twelve equal installments of 1/24th each on the 1st and 15th days of every month, commencing with September 15th and continuing thereafter until March 31st of the following year, at which time the entire remaining earned and unpaid balance is paid in full. Does not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income. The player salaries for the 2012, 2013, 2014 and 2015 NFL seasons are subject to the conditional skill, injury and salary cap guarantee. Therefore, in the event that during these contract years the Titans terminate the NFL player contract (a) because in the sole judgment of the Titans, Kendall Wright’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on the Titans’ roster, (b) for salary cap reasons or (c) due to professional football injury Kendall Wright is unable to perform his services under the NFL player contract, then Kendall Wright will receive his NFL player salary.

(2)	Kendall Wright earned the roster bonus for the 2013, 2014 and 2015 seasons.
(3)

Excludes any amounts payable for post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. For additional information about player performance bonuses and potential future post-season and Pro Bowl compensation, please see the section titled “—Professional Football Compensation—Additional Bonus Opportunities” on page 37.

Other Included Contracts for Kendall Wright

Other than payments Kendall Wright may receive from NFL Players, Inc. pursuant to the NFLPA Group Licensing Agreement, there are currently no other included contracts.

Other Brands

Jack Mewhort Brand

Jack Mewhort Brand Contract

On March 26, 2015, we entered into a brand contract with Jack Mewhort. This brand contract entitles us to receive 10% of Jack Mewhort’s brand income after February 15, 2015.

In addition to the exclusions laid out above under “—Our Brand Contracts,” brand income does not include the following specifically excluded income:

•	all proceeds from life, disability or injury insurance policy covering Jack Mewhort;
•

all amounts payable to Jack Mewhort for participation in any NFL game, including any preseason game, Pro Bowl or other postseason game, if he is excused from such participation without pay by the NFL or Indianapolis Colts as a result of any injury, illness, physical or mental condition, bereavement or birth of his child;

•	any consideration payable to Jack Mewhort pursuant to the Football Contract between Jack Mewhort and Nike USA, Inc. dated July 1, 2014;
•	$413,128 of Jack Mewhort’s NFL player contract signing bonus payable in March 2015; and
•	for the 2014 NFL season, performance based compensation of $190,893 earned pursuant to Article 28 of the NFL’s CBA.

As consideration for the ABI under the brand contract, we will pay Jack Mewhort a one-time cash amount of $2.52 million contingent upon our ability to obtain financing for the purchase price. Our ABI under the brand contract is contingent upon our payment of the purchase price following the consummation of the offering of Fantex Series Jack Mewhort. We will have no further financial obligation to Jack Mewhort under the brand contract once this payment has been made, other than the indemnities described above.

Jack Mewhort

Jack Mewhort is an offensive guard for the Indianapolis Colts in the NFL and has been in the NFL since the 2014 season. He was selected by the Indianapolis Colts with the 59th overall pick in the 2nd round of the 2014 NFL Draft. Jack Mewhort attended The Ohio State University, where he played on the offensive line in a total of 49 games. At Ohio State, he played in 10 games as a redshirt freshman and was named to the all-Big Ten Freshmen team by Rivals.com. The following season, Jack Mewhort started the first five games of the season at left guard and finished the remainder of the season with eight consecutive starts at right guard, and was named Honorable Mention All-Big Ten Conference. In the 2012 season, Jack Mewhort started all 12 games at left tackle and was presented with Ohio State’s 2012 co-offensive lineman of the year award. The Ohio State Buckeyes went undefeated in 2012, and won the Big Ten Conference Leaders Division. In 2013, Jack Mewhort was named to the preseason watch list for the Outland Trophy. For the 2013 season, Jack Mewhort was named a first-team All-American by ESPN.com, and second-team All-American by Walter Camp, Sports Illustrated and the Football Writers Association of America. Jack Mewhort was also invited to the Reese’s Senior Bowl. As an NFL rookie, Jack Mewhort started and played in 14 regular season games and 3 post-season games as the left guard for the Indianapolis Colts.

On  July 2, 2014, Jack Mewhort underwent arthroscopic knee surgery on his right knee, after the Indianapolis Colts’ rookie minicamp, but started the first four games of the 2014 NFL regular season for the Indianapolis Colts. Jack Mewhort missed two NFL games on October 5, 2014 and October 9, 2014, due to an ankle injury. Jack Mewhort has experienced these injuries as well as instances of normal wear and tear as an athlete in Division I college football and the NFL and we expect that Jack Mewhort will continue to experience such wear and tear. Any worsening of these conditions, or re-injury or new injury, could materially and adversely affect Jack Mewhort’s playing performance and the value of the Jack Mewhort Brand.

As part of our due diligence of Jack Mewhort we reviewed financial and other information from him to evaluate financial suitability and brand sustainability (including credit worthiness). Other than what has been disclosed elsewhere in this prospectus, we have not been made aware by Jack Mewhort of any events or incidents (personal or otherwise) relating to Jack Mewhort that we believe would materially negatively impact the Jack Mewhort Brand going forward. Among other things we reviewed schedules of his assets and liabilities and existing commitments, tax returns and credit reports and credit scores. Based on our review we concluded that as of March 26, 2015, Jack Mewhort is a sound credit risk with sufficient financial health and stability, with prudent and manageable levels of indebtedness and other liabilities, to make required payments to us under his brand contract, including if necessary the repayment to us of approximately $2.68 million if he retires from professional football within two years of the date of the offering of Fantex Series Jack Mewhort for any reason other than a “good reason.” For instance, as part of our due diligence, we were provided information that showed that Jack Mewhort has substantial amounts of cash and liquid investments and limited debt, with an asset-to-debt ratio of greater than 4 to 1. In addition, as of March 26, 2015, Jack Mewhort’s current assets exceed his current liabilities by an amount at least equal to the anticipated ABI payments to us for the 24 months after the effective date of Jack Mewhort’s brand contract. As a result, we have concluded that he is a sound credit risk. Other than the $0.126 million of the cash consideration to be held in escrow for six months, we have not required Jack Mewhort to place any additional funds in an escrow account as security to cover the repayment of $2.68 million in the event he retires from professional football within two years following completion of the offering for any reason other than a “good reason.” In addition, we intend to monitor the creditworthiness and financial health and stability of Jack Mewhort on a periodic basis in the future through the information and audit rights that we have under our brand contract with him.

Jack Mewhort Brand Income

Jack Mewhort is not currently subject to any contracts that are included in his brand income other than his NFL player contract and the NFLPA Group Licensing Agreement.

Jack Mewhort NFL Player Contract— Indianapolis Colts (the Colts)

Jack Mewhort has completed the first year of a four-year player contract with the Colts. The following table presents (i) contracted amounts under his NFL player contract and (ii) the portion of his compensation that represents Available Brand Income as of February 15, 2015, the date we are entitled to receive brand income under the brand contract (amounts in thousands and unaudited):

	Playing Season
	2014	2015	2016	2017
NFL Player Salary(1)	$420	$582	$745	$907
Signing Bonus (2)	506	413	—	—
Total	$926	$995	$745	$907
Available Brand Income Under the NFL Player Contract(3)	$—	$582	$745	$907

(1)All amounts are payable in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by the Colts in each season. Does not include payment of incidental expenses or reasonable reimbursement of incidental expenses incurred by the contract party, including travel, lodging, per diem and other incidental expenses, which amounts are not included in brand income. Of the player salaries for the 2014, 2015, 2016 and 2017 NFL seasons, only $417,000 of Jack Mewhort’s 2015 salary is subject to the conditional skill, injury and salary cap guarantee. Therefore, in the event that during this contract the Colts terminate the NFL player contract (1) because in the sole judgment of the Colts, Jack Mewhort’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on the Colt’s roster, (2) for salary cap reasons or (3) due to professional football injury Jack Mewhort is unable to perform his services under the NFL player contract, then Jack Mewhort will not receive the remainder of his NFL player salary.

(2)Amounts fully guaranteed. $506,000 of the signing bonus was paid in 2014 and $413,128 of the signing bonus will be paid in 2015. The portion of the signing bonus to be paid in 2015 is excluded from brand income.

(3)Excludes any amounts payable for post-season play and Pro Bowl participation as set forth in Articles 28, 37 and 38 of the CBA. For additional information about player performance bonuses and potential future post-season and Pro Bowl compensation, please see the section titled “—Professional Football Compensation—Additional Bonus Opportunities” on page 37.

Overview of Professional Football, Honors and Awards

The NFL is the premier professional football league in the United States and was founded on August 21, 1920. The NFL is comprised of 32 teams divided into two conferences, the National Football Conference (the “NFC”), and the American Football Conference (the “AFC”), which in turn each have four divisions. The regular season of the NFL consists of 16 games played on a weekly basis over 17 weeks (with one bye week for each team) roughly from September to December, with up to four post‑season games. Football is a physically demanding sport, requiring strength, speed and power. In addition, because of the frequent tackling and other physical contact, football players are prone to injury. The age at which NFL players peak depends on many factors, including the player’s position and the physical training of the player.

The Associated Press annually publishes a list of the best player for each position, which it designates as the “All‑Pro Team.” Each year the All‑Pro Team is selected by a national panel of media members, regardless of the conference in which the player competes. The First Team consists of the top one or two players at each position; the Second Team consists of the runners‑up at each position. One player is selected at quarterback, fullback, tight end, center, punter, place kicker, and kick returner, while two players are selected at running back, wide receiver, offensive tackle, offensive guard, outside linebacker, inside/middle linebacker, defensive end, defensive tackle, cornerback, and safety. In the event of a unanimously selected quarterback, fullback, tight end, center, punter, place kicker, or kick returner, there will be no Second Team selection at that position. Additional designations, such as NFL “Most Valuable Player” are presented by various media outlets.

Since the 1938 season, the NFL has held the Pro Bowl. NFL players are invited to attend the Pro Bowl based on votes cast by NFL coaches, NFL players and fans. The players for each position who receive the highest votes for their respective conferences are selected to play in the Pro Bowl. An invitation to play in the Pro Bowl is generally considered to be a significant honor.

Professional Football Compensation

Overview

Player compensation during the regular season is established by contract between the player and the NFL franchise under the CBA between the NFL and the NFLPA. On August 4, 2011, the NFL and NFLPA entered into the current CBA which will be effective until the 2020 season, subject to certain exceptions. NFL player contracts generally conform to the form player contract contained in the CBA, however individual modifications may be made.

Salary Cap

The CBA establishes the maximum amount of compensation each club may pay to its players in a given season. This salary cap is calculated as a percentage of total league revenue. The current CBA provides that the salary cap may not exceed in the aggregate 48% of projected league revenues (excluding stadium credit) during the 2012‑2014 seasons and 48.5% of projected league revenues (excluding stadium credit) during the 2015‑2020 seasons, except that the salary cap may not be less than $142.5 million per team. The salary cap is divided equally among all 32 teams. The salary cap amount is reduced by retired player benefits, which were approximately $22.0 million in 2011. From 1994 to 2015 the NFL per team salary cap, after reduction for retired player benefits, rose from approximately $34.6 million to approximately $143.3 million, according to the NFL.

Each team has discretion to allocate compensation among players, however, the CBA imposes a minimum salary that increases over time based on the number of seasons played and the player’s roster status. Teams may offer signing bonuses to the player and certain amounts of “guaranteed money” that are paid to the player regardless of whether the player is on the club’s active roster. For purposes of determining the salary cap, signing bonuses are prorated over the life of the contract. As a result, teams may sometimes offer a larger percentage of the overall compensation in the form of a signing bonus to allow for a higher upfront payment while mitigating the impact on the current season’s salary cap. However, large signing bonuses will decrease the amount of money available under the salary cap in successive seasons. In addition, players may sometimes agree to renegotiate contracts in order to accommodate salary cap considerations.

Additional Bonus Opportunities

Each player is compensated for each post‑season game in accordance with a schedule established in the CBA. In the years 2011 to 2020, an NFL Player would be entitled to receive additional compensation ranging between:

•	$20,000 to $30,000 for playing on a wild‑card team;
•	$22,000 to $33,000 participating in a division playoff game;
•	$40,000 to $59,000 for participating in a conference championship;
•	$44,000 to $65,000 for participating in the Super Bowl; and
•	$88,000 to $130,000 for winning the Super Bowl.

Under Article 28 of the CBA, a performance based pool (“PBP Compensation,” as defined in the CBA) supplements player compensation based on a comparison of such player’s playing time to salary, with the goal of providing additional pay to players with lower total compensation and significant playing time. Players become eligible for a bonus in any regular season in which they play at least one official down. Payout of the performance based pool is computed by using a “player index” produced by dividing a player’s regular‑season playtime (total plays on offense, defense and special teams) by his adjusted regular‑season compensation (full regular season salary, prorated portion of signing bonus and earned incentives). Each player’s index is then compared to those of his teammates to determine the amount of his PBP Compensation.

The NFL compensates Pro Bowl players based on a schedule established in the CBA. Between the years 2011 and 2020, NFL players participating in the Pro Bowl are entitled to $25,000 to $37,000, with the players on the winning team receiving compensation ranging from $50,000 to $74,000. To the extent players are unable to participate in the Pro Bowl due to the timing of the Super Bowl, they are entitled to compensation equal to the midpoint between the payments due to the winning and losing teams. In addition to compensation received from the NFL, Pro Bowl players often receive bonuses from their endorsers as a result of being invited to play in the Pro Bowl. We do not believe that players selected to the Pro Bowl who are unable to play for reasons other than participation in the Super Bowl are entitled to Pro Bowl compensation.

In addition, NFL players are eligible to receive certain income from NFL Players, Inc., the marketing and licensing subsidiary of the NFLPA, which licenses the right to use players’ names, signature facsimiles, voices, pictures, photographs, likenesses and/or biographical information (collectively “image”) in group licensing programs. NFL players are not entitled to any additional income under the CBA or their NFL player contracts in exchange for the rights granted to the NFLPA in their NFL player contracts. Nevertheless, a player may from time to time receive income from such sponsorships at the discretion of NFL Players, Inc. and the NFLPA.

Endorsements

We believe that NFL players, including All-Pro or Pro Bowl caliber players, and baseball players generally receive a smaller percentage of their total compensation than other professional athletes from endorsement and appearance fees. Based on our internal market research we believe this is true for NFL players in part because they wear helmets and pads during games, and therefore are less recognizable, and they play on a large roster and in fewer games than other major professional sports in the United States. We believe the endorsement income that NFL players receive is determined by many factors including their position, the market in which the player performs, personal drive and ambition, personality, “likability,” authenticity, consistency, “mediagenic” qualities, fan base and brand image.

Quarterbacks are generally considered to be the most marketable NFL players and often garner the largest endorsement contracts, followed by other skilled‑position players. Winning post‑season championships and winning individual awards such as being named to the Pro Bowl or All‑Pro Team, playoff wins and Super Bowl championships, can increase the earning potential of a professional football player. Earning most valuable player awards for stand out performances can also increase the earning potential of NFL players. Endorsement contracts typically have morality clauses and minimum playing requirements that allow the sponsor to terminate the sponsorship.

TRANSACTIONS WITH RELATED PERSONS

The following is a description of transactions since the filing of our Annual Report on Form 10-K for the year ended December 31, 2014. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Participation in this Offering

Fantex Holdings and certain directors of Fantex Holdings may purchase from FBS, at the initial public offering price, up to 166,000 shares and 69,000 shares, respectively, of Fantex Series Kendall Wright in this offering under specified circumstances. Sales of shares to Fantex Holdings pursuant to the underwriting agreement will only be made if FBS represents in writing that it is unable to locate other qualified purchasers to purchase the shares at the initial public offering price.

Indemnity Agreements

Our parent, Fantex Holdings, has agreed to indemnify each of our current contract parties under certain circumstances if the ABI that we are purchasing from them under their respective brand contracts is reportable income to them and not deductible for United States federal income tax purposes. We are not a party to these indemnity agreements, and would have no direct or indirect obligation to the contract parties or our parent under these agreements. However, because our parent is a party to these agreements, we may be deemed to benefit from these agreements. In addition, to the extent such obligation of our parent to the contract parties impacts its financial stability and its continued ability to provide services under the management agreement, as discussed below, an adverse tax ruling may indirectly impact Fantex as a whole, and therefore, the investors in our Fantex Series Kendall Wright.

DESCRIPTION OF CAPITAL STOCK

The description of our capital stock contained in our Form 8-A as filed with the SEC on March 20, 2015 is hereby incorporated by reference in this prospectus and elsewhere in this registration statement. In addition, we have authorized for issuance shares of tracking stocks, with 332,500 shares initially designated as Fantex Series Kendall Wright upon the consummation of this offering, 362,200 shares expected to be designated as Fantex Series Michael Brockers upon the consummation of the offering of Fantex Series Michael Brockers and 268,100 shares expected to be designated as Fantex Series Jack Mewhort upon the consummation of the offering of Fantex Series Jack Mewhort.

As of April 1, 2015, there were outstanding 100,000,000 shares of our platform common stock held by one stockholder of record, our parent company, Fantex Holdings.

The foregoing description of our capital stock and provisions of our amended and restated certificate of incorporation, amended and restated bylaws, and certificates of designations for each of

•	Fantex Series Kendall Wright to be in effect upon the consummation of this offering;
•	Fantex Series Michael Brockers to be in effect upon the consummation of the offering of Fantex Series Michael Brockers; and
•	Fantex Series Jack Mewhort to be in effect upon the consummation of the offering of Fantex Series Jack Mewhort.

is a summary and is qualified in its entirety by reference to the full copies of these documents, which have been filed with the SEC as exhibits to our registration statement,  of which this prospectus forms a part, to our Annual Report on Form 10-K for the year ended December 31, 2014 and our Form 8-A as filed with the SEC on March 20, 2015.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, we have agreed to sell to FBS, the sole book‑running manager, and FBS has agreed to offer, shares of Fantex Series Kendall Wright on a best efforts basis as indicated below. FBS is required to use its best efforts to sell the shares listed below but has no firm commitment or obligation to purchase any such shares.

Underwriter	Number of Shares
Fantex Brokerage Services, LLC	332,500
Total	332,500

FBS initially proposes to offer the shares of our Fantex Series Kendall Wright for sale at the price of $10.00 per share on a best efforts, all or none basis. In connection with this offering, FBS will purchase each share from us at a discount of $0.60 per share, to the extent that any shares are sold. In consideration for its services and expenses as the qualified independent underwriter, FBS has agreed to pay             a fee equal to  $         , assuming the sale of 332,500 shares of Fantex Series Kendall Wright in this offering at an initial public offering price of $10.00 per share, which fee constitutes      % of the underwriting discount that FBS will receive. The expenses of this offering, other than the underwriting discount, will be paid by our parent, Fantex Holdings, which expenses are estimated to be approximately $               and include legal, accounting and printing costs and various other fees associated with registration of our Fantex Series Kendall Wright.  FBS has also agreed to reimburse               for certain of their expenses in an amount up to $        as set forth in the underwriting agreement, which reimbursement will be paid in the event that this offering is not consummated.

FBS may enter into participating dealer agreements with certain other broker-dealers that are members of FINRA (the “selling group members”), to authorize such broker-dealers to sell shares of our Fantex Series Kendall Wright. Upon the sale of Fantex Series Kendall Wright by such broker-dealers, the broker-dealer effecting the sale will receive selling commissions in connection therewith. In no event will the total selling commissions received by a selling group member exceed        % of the aggregate purchase price of Fantex Series Kendall Wright sold by such selling group member.

The following table summarizes the underwriting compensation and estimated expenses we, our parent or FBS will pay.

	Per Share		Total
Underwriting discounts and commissions paid by us to FBS		$0.60	$ 199,500
Fees payable by FBS to		—		(1)
Underwriting discounts and commissions paid by FBS to selling group members	$
Expenses payable by FBS to		—		(2)

(1)

FBS expects            ‘s services in this offering to be limited to due diligence and the review and participation in the preparation of the registration statement. FBS does not expect              to participate in the solicitation, sale or distribution of any securities in this offering.

(2)	FBS has agreed to reimburse for certain expenses in an amount up to $5,000 as set forth in the underwriting agreement in the event that this offering is not consummated.

Pursuant to the standby purchase agreement, we expect our parent, Fantex Holdings, and certain directors of Fantex Holdings will agree to make certain standby purchases under FINRA Rule 5130 (“Rule 5130”) from FBS. Fantex Holdings, as our and FBS’s parent, and these directors ordinarily would not be permitted to purchase shares in this offering because they are considered “restricted persons” under Rule 5130 due to Fantex Holdings’s ownership interest in FBS, a FINRA member. We expect Fantex Holdings will agree to purchase from FBS, at the initial public offering price, up to 166,000 shares of Fantex Series Kendall Wright in this offering, and we expect certain directors of Fantex Holdings will agree to purchase from FBS, at the initial public offering price, up to an aggregate of 69,000 shares of

Fantex Series Kendall Wright in this offering. Such shares may be deemed underwriting compensation by FINRA. Sales of shares to Fantex Holdings and any directors of Fantex Holdings will only be made if FBS represents in writing that it is unable to locate other qualified purchasers to purchase the shares at the initial public offering price. Under the terms of the standby purchase agreement and pursuant to FINRA Rule 5110(g)(1), neither Fantex Holdings nor any such director of Fantex Holdings will sell, transfer, assign, pledge or hypothecate such shares of Fantex Series Kendall Wright, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of any shares purchased by them for a period of 180 days after the effective date of this offering. Fantex Holdings and any such directors of Fantex Holdings have further represented that they will not sell any shares of Fantex Series Kendall Wright purchased in that offering absent a subsequent registration statement.

Prior to this offering, there has been no public market for shares of our Fantex Series Kendall Wright. We initially determined to offer shares at a price of $10.00 per share, and the number of shares to be offered at that price was determined between us and FBS based on demand in the offering process with the goal of issuing at least $2.68 million of shares in this offering.

Our Fantex Series Kendall Wright will be quoted on the FBS ATS upon the conclusion of this offering. The FBS ATS is an alternative trading system operated by FBS. We do not intend to apply for a listing of our Fantex Series Kendall Wright on any securities exchange or for its inclusion in any established automated dealer quotation system. Accordingly, we cannot assure you as to the development of an active or liquid market for our Fantex Series Kendall Wright.

FBS may market our Fantex Series Kendall Wright through roadshow presentations. Any roadshow presentations would be open only to residents of states in which the offering has been registered. We also plan to market our Fantex Series Kendall Wright through media interviews in print and electronic media, including email, and other methods in compliance with applicable laws and regulations, including securities laws. We plan to permit investors who wish to do so to review this prospectus online at our website at www.fantexbrands.com and online at FBS’s website at www.fantex.com. We are not incorporating by reference in this prospectus either our website or FBS’s website or any material either may include, except as specifically set forth under the heading “Where You Can Find More Information; Information Incorporated by Reference.”

You must open a brokerage account with FBS at www.fantex.com or with a member of the FBS selling group in order to participate in this offering. See below for additional information about opening a brokerage account with FBS.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale or an exemption from such registration is available with which we have complied. In addition, and without limiting the foregoing, we will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to securities transactions during the period of time when this registration statement is effective.

Offering Process

The process being used for our initial public offering of Fantex Series Kendall Wright differs from methods that have been traditionally used in most other underwritten initial public offerings in the United States. In particular, the shares of Fantex Series Kendall Wright are being offered at a predetermined price and orders may only be entered through brokerage accounts with our broker‑dealer affiliate, FBS, who is serving as an underwriter of this offering, or through brokerage accounts with other participating broker-dealers. Investors that do not submit orders through the prescribed process may not be eligible for an allocation of shares in our offering. The sections below describe the offering process applicable to FBS accounts. If you enter orders through brokerage accounts with other participating broker-dealers, such broker-dealers may have processes that differ from the processes described below. In such case we suggest you contact your participating broker for further information.

The Qualification Process

Our objective is to ensure that only investors for whom an investment in Fantex Series Kendall Wright is suitable may participate in the offering. Before you can submit a conditional offer to participate in the offering, which FBS refers to as “reserving shares” or a “reservation,” you will be required to open a brokerage account with FBS or a participating broker-dealer. You may sign up to open a brokerage account with FBS at www.fantex.com.

For customers of FBS, upon review of the information that you provide in the account opening questionnaire, FBS will determine, in its sole discretion, whether you meet the criteria for investing in Fantex Series Kendall Wright. If FBS determines that you are eligible to participate in the offering, then your brokerage account will be opened and instructions will be provided on how to make a reservation and fund your account. Before establishing a brokerage account with FBS or a participating broker-dealer and making a reservation for Fantex Series Kendall Wright, you should:

•	read this prospectus, including all the risk factors; and
•

understand that our initial public offering price will be predetermined, and, if there is little or no demand for our shares at or above the initial public offering price once trading in the secondary market begins, the price of our Fantex Series Kendall Wright shares may decline.

We caution you that our Fantex Series Kendall Wright may not be a suitable investment for you even if you qualify to open a brokerage account with FBS or a participating broker-dealer. Moreover, even if you have an FBS brokerage account, you may not be able to submit a reservation for our Fantex Series Kendall Wright if you do not meet the suitability requirements, as discussed below, for the shares of Fantex Series Kendall Wright for which you are seeking to submit a reservation or as a result of other regulatory requirements described below. There is no minimum funding requirement to open an FBS account or submit reservations. You are not obligated to purchase shares at the time you submit a reservation. However, once FBS accepts your reservation for shares of our Fantex Series Kendall Wright, you will become obligated to purchase the amount of the reservation accepted. Before FBS will accept your reservation for shares of our Fantex Series Kendall Wright in this offering, you must have sufficient funds in your account to cover the purchase price for such shares. You will not be required to deposit funds into your FBS brokerage account sufficient to cover the purchase price of the shares you reserved until after the registration statement is declared effective by the SEC. Other participating broker-dealers may have other conditions for the placing of orders for our Fantex Series Kendall Wright. Finally, even if you open a brokerage account with FBS or a participating broker-dealer, submit a reservation for shares of our Fantex Series Kendall Wright and have sufficient funds deposited in your brokerage account to cover the entire purchase price for such shares, you still may not receive your complete allocation of shares in our offering for a number of reasons described below. To the extent that you do not have sufficient funds in your account to cover the purchase price for the shares specified in your reservation at the time FBS accepts reservations, then FBS will disregard that portion of your reservation that is unfunded, and such portion of the reservation will be deemed to have been withdrawn by you.

Any funds that you may deposit in your FBS brokerage account, whether before or after the time you submit a reservation, will not be withdrawn by FBS until such time, if at all, as your reservation has been accepted by FBS. You may withdraw any funds at any time by requesting an electronic transfer of funds or a check from FBS. You may also cancel or modify your reservation at any time prior to acceptance. Funds in your FBS account will not be designated for use in a particular offering at the time of deposit and any of your deposited funds may be used to purchase securities other than those offered pursuant to this registration statement. However, at the time FBS accepts any reservations placed by you for a tracking stock, all available funds will first be applied towards the purchase of the reserved securities.

Neither we nor the underwriters have undertaken any efforts to qualify this offering for offers to investors in any jurisdiction outside the United States. Investors must have a U.S. mailing address (other than a P.O. Box) and a U.S. social security number and/or a U.S. tax identification number to be eligible to participate in this offering.

Reconfirmations of Reservations

FBS will require that potential investors reconfirm their reservations that they have submitted in the offering if any of the following events shall occur:

•	more than 15 days have elapsed since the potential investor submitted his reservation in the offering;
•	there has been a material change to the prospectus available to the potential investor at the time of such potential investor’s original reservation; or
•	the offering prices below or more than 20% above the estimated initial public offering price of $10 per share.

If a reconfirmation of reservations is required, FBS and the participating broker-dealers will send an electronic notice, at the email address on file with FBS, notifying such potential investors that they must affirmatively reconfirm their reservation by visiting their account page on the FBS website to reconfirm the reservation, or by otherwise contacting the lead underwriter, FBS. If a potential investor does not reconfirm his or her reservation when requested, we and FBS will disregard such reservation in the offering, and such reservations will be deemed to have been withdrawn.

The Closing Process

This offering will terminate upon the earlier to occur of (i) 30 days after this registration statement becomes effective with the SEC, or (ii) the date on which all shares offered hereby have been sold. You will have the ability to modify or withdraw any reservation you make until your reservation is accepted by FBS. Such acceptance will occur when and if you are sent a notice of acceptance by FBS, at the email address on file with FBS. As noted above, if you are requested to reconfirm your reservation and fail to do so, your reservation will be deemed to have been withdrawn.

As noted above, you may deposit funds in your FBS brokerage account either before or after the time you submit a reservation, but FBS will only accept a reservation to the extent there are sufficient funds in your account at the time FBS accepts reservations, and FBS will not withdraw any funds from your FBS brokerage account until such time as any portion of your reservation has been accepted by FBS. You may cancel or modify your reservation at any time prior to acceptance. The offering will not be considered sold until reservations have been accepted by FBS. FBS will provide an electronic notice of effectiveness to you, at the email address on file with FBS, at least three days prior to accepting and confirming orders, which will be your final notice to withdraw or modify your reservation. The notice will further inform you that reservations for Fantex Series Kendall Wright will only be considered to the extent you have sufficient funds in your account to cover the purchase price for such shares. If your reservation is accepted, you will be obligated to purchase the shares allocated to you, and FBS will be authorized to withdraw the sufficient funds from your FBS brokerage account.

Promptly after we and the underwriters request the SEC to declare this registration statement effective, FBS will provide an electronic notice to you, at the email address on file with FBS, that such request for effectiveness has been made. Once the registration statement is effective, FBS will send you a second electronic notice, at the email address on file with FBS, informing you that the registration statement is effective and that FBS may accept your reservation in as little as three days. In the event reservations are placed subsequent to the SEC declaring this registration statement effective, you will receive a final electronic notice, at the email address on file with FBS, informing you of your ability to modify or withdraw your reservations or fund your account in amounts sufficient to cover your reservations and that FBS may accept your reservation in as little as twenty‑four hours. FBS will stop allowing reservations to be made at least twenty‑four hours prior to when FBS intends to accept the reservations. Until reservations are accepted by FBS, you may still withdraw your reservations. However, once FBS has sent an electronic notice of acceptance at the email address on file with FBS, regardless of whether you are aware that the registration statement has been declared effective or that the electronic notice of acceptance of that bid has been sent, you may no longer withdraw your reservations. At this point, reservations will be deemed accepted orders and FBS will send you a confirmation of the transaction, at the email address on file with FBS. Reservations must be accepted by FBS for the offering to close.

Following the acceptance of your reservations, FBS will transmit your funds to an escrow account under the control of American Stock Transfer & Trust Company, LLC, as the escrow agent, by 12 p.m. Eastern Time on the next business day pending closing of the offering. Such funds will be released by the escrow agent upon confirmation by the escrow agent that either (i) the minimum contingency for this offering has been satisfied, including that all shares in the offering have been sold and the funds should be directed to us in return for shares of Fantex Series Kendall Wright or (ii) all the shares of Fantex Series Kendall Wright have not been sold and the funds should be directed to FBS for credit to the account of its customers. The escrow agent will invest all funds it receives in an interest bearing account in accordance with Rule 15c2‑4 under the Exchange Act. Assuming the offering is successful, shares of Fantex Series Kendall Wright would be credited to your account on the closing date. If, on the closing date, sufficient funds are not received for all of the shares being offered, your funds that were deposited into the escrow account will be returned to your account promptly, with interest and without deduction for expenses and the offering will terminate. All funds returned to your FBS account will be available for immediate withdrawal.

You should understand that the trading price of our Fantex Series Kendall Wright could vary significantly from the initial public offering price. Therefore, we caution you not to submit a reservation in the initial offering unless you are willing to take the risk that our Fantex Series Kendall Wright price could decline significantly and you could lose your entire investment in our Fantex Series Kendall Wright. Subsequent trades of Fantex Series Kendall Wright also have associated transaction costs, expected to be up to 1% of the total amount of the purchase or sale, which could reduce or eliminate your return on investment.

Acceptance of Offers

If the demand for shares in our initial public offering of Fantex Series Kendall Wright is at least equal to the number of shares set forth on the cover of this prospectus, FBS may accept reservations at the initial public offering price by sending electronic notices of acceptance to customers, at the email address on file with FBS. In this case, FBS can accept your order as discussed above.

If we do not receive sufficient reservations to sell all of the shares being offered hereby, we and FBS will provide notice on our and FBS’s websites that the offering has been cancelled and send an electronic notice to everyone who submitted a reservation for Fantex Series Kendall Wright, at the email address on file with FBS, notifying them that the offering has been cancelled and all reservations will be cancelled without any further action of the potential investors who have submitted reservations.

The Allocation Process

In the event that the number of shares represented by reservations during the initial offering period exceeds the number of shares we are offering, the offered shares will be allocated across the group of potential investors who have submitted reservations at our discretion, in consultation with FBS; provided that no investor will be allowed to purchase more than 10% of Fantex Series Kendall Wright, except to the extent that Fantex Holdings purchases any standby shares in this offering.

Maximum Investment Limits and Financial Suitability

FBS customers or customers of participating broker-dealers are subject to certain maximum investment limits, some of which are based on financial suitability of the investor:

•

no investor will be allowed to purchase more than 10% of any tracking stock issued by our company including Fantex Series Kendall Wright offered hereby, except to the extent Fantex Holdings purchases any standby shares in this offering;

•	investors with an annual gross income of less than $50,000 or a net worth (exclusive of home, home furnishings and automobile) of less than $50,000 may only invest up to $2,500 in this offering; and

•

investors with an annual gross income of between $50,000 and $100,000 or a net worth (exclusive of home, home furnishings and automobile) of between $50,000 and $100,000 may only invest up to $7,500 in this offering.

Moreover, certain states may impose more restrictive suitability and/or other investment limitations and you will be required to represent and warrant in your FBS account agreement or to your participating broker-dealer that you meet the applicable state financial suitability and other investment standards before you invest in any series of common stock issued by our company, including Fantex Series Kendall Wright offered hereby.

For California investors, the following suitability standards apply:

•	For investments of more than $500 but less than $5,000—investors must have either (i) an annual gross income of at least $70,000 and a net worth of $70,000, or (ii) a net worth of $250,000; and
•

For investments of $5,000 or more—investors must have either (i) a gross income of at least $65,000 and a net worth of at least $250,000, or (ii) a net worth of at least $500,000. California investors in this category cannot invest more than 10% of their net worth in Fantex Series Kendall Wright.

For Ohio investors, the following suitability standards apply:

•

For investments of up to $750 per year in the aggregate—investors may invest up to $750 per year in the aggregate in all Fantex‑related offerings without regard to an individual’s net income or net worth;

•

For investments of more than $750 but less than $5,000 per year in the aggregate—investors must have either (i) a minimum net worth of $250,000, excluding primary residence, or (ii) a combined minimum annual net income of $70,000 and a minimum net worth of at least $70,000, excluding their primary residence; and

•

For investments by accredited investors—our sales to accredited investors, as defined in Rule 501 of Regulation D under the Securities Act, are not subject to a maximum cap on the aggregate amount sold per year to an investor, but are subject to normal suitability standards applicable to sales of securities to Ohio investors in accordance with Ohio Administrative Code 1301:6‑3‑19.

For Alaska investors, the following suitability standards apply:

•

Investors must have either (i) a minimum annual gross income of $60,000 and a minimum net worth of $60,000, exclusive of automobile, home and home furnishings; or (ii) a minimum net worth of $225,000, exclusive of automobile, home and home furnishings.

Secondary Trading

This prospectus is not an offer to sell shares of our Fantex Series Kendall Wright and it is not a solicitation of an offer to buy shares of our Fantex Series Kendall Wright in any jurisdiction where an offer or sale thereof is not permitted. As of the date of this prospectus, we are in the process of registering shares of our Fantex Series Kendall Wright described in this prospectus for sale in the following states:

We will not sell shares of our Fantex Series Kendall Wright to customers in any jurisdiction until registration is complete for that particular jurisdiction, or there is a valid exemption from such registration in such jurisdiction. As of the date of this prospectus, we expect that concurrent with the effectiveness of this registration statement we will be qualified to sell shares of our Fantex Series Kendall Wright in this offering under Blue Sky laws in the following states:

In addition, after the offering you may not sell your shares of Fantex Series Kendall Wright (a secondary sale) to any person in any jurisdiction in which registration was not complete for that particular jurisdiction or there was a valid exemption from such registration. There can be no assurance that we will be successful in annually renewing the registration of shares of our Fantex Series Kendall Wright for resale with the foregoing states.

Market‑Making Activities

This prospectus, together with the relevant pricing supplement, if any, product supplement, if any, prospectus supplement and prospectus describing the terms of Fantex Series Kendall Wright being offered and sold, may be used by FBS in connection with offers and sales of such securities in secondary market transactions at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices, including in which FBS acts as a market‑maker. FBS may act as principal or agent in these transactions. FBS has no current intention of acting as a market‑maker in the secondary market for Fantex Series Kendall Wright, but may do so in the future. If FBS decides to make a market in a tracking stock, it will first amend its Form ATS filed with the SEC to reflect such change. In the event FBS acts as a market‑maker in the secondary market from time to time, it is not obligated to make a market in Fantex Series Kendall Wright and may discontinue any market‑making at any time without notice, in its sole discretion. FBS is a member of FINRA and may participate in distributions of Fantex Series Kendall Wright. All secondary market offers and sales made pursuant to this prospectus and the pricing supplement, if any, product supplement, if any, prospectus supplement and prospectus describing the terms of Fantex Series Kendall Wright being offered and sold will be for the accounts of customers of FBS or FBS itself in connection with market‑making transactions. We will not receive any proceeds in connection with these secondary market offers and sales.

Conflicts of Interest

Because FBS, an underwriter for this offering, is under common control with us and we will receive all of the net proceeds of the offering, FBS is deemed to have a “conflict of interest” under FINRA Rule 5121 of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121 which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of due diligence with respect to, the registration statement and this prospectus.                has agreed to act as the “qualified independent underwriter” (as defined by FINRA) for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including performing due diligence investigations and reviewing and participating in the preparation of the registration statement of which this prospectus forms a part. In consideration for its services and expenses as the qualified independent underwriter, FBS has agreed to pay                a fee equal to $             , assuming the sale of 332,500 shares of Fantex Series Kendall Wright in this offering at an initial public offering price of $10.00 per share (in each case, the amounts set forth on the front cover of this prospectus), which fee equals         % of the underwriting discount that FBS will receive.                 will not be responsible for the final allocation of any shares or any market‑making activities. We, Fantex Holdings and FBS have agreed to indemnify               for acting as “qualified independent underwriter” against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that              may be required to make for those liabilities. Pursuant to FINRA Rule 5121, FBS will not confirm sales to accounts in which it exercises discretionary authority, if any, without the specific prior written approval of the account holder.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our Fantex Series Kendall Wright, and a liquid trading market for our Fantex Series Kendall Wright may not develop or be sustained after this offering. Future sales of substantial amounts of our Fantex Series Kendall Wright in the public market or the perception that such sales could occur, could materially and adversely affect the market price of our Fantex Series Kendall Wright and could impair our ability to raise capital in the future. Furthermore, because only a limited number of shares of our Fantex Series Kendall Wright may be available for sale in the public market after the closing of this offering due to contractual, legal and other restrictions on resale described below, sales of a substantial number of shares of our Fantex Series Kendall Wright in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our Fantex Series Kendall Wright and our ability to raise capital in the future.

We are offering 332,500 shares of our Fantex Series Kendall Wright in this offering. Of these shares, at least 97,500 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. Under the terms of the standby purchase agreement, we expect Fantex Holdings and certain directors of Fantex Holdings will agree to purchase from FBS, at the initial public offering price, up to 128,280 shares and 56,120 shares, respectively, of Fantex Series Kendall Wright in this offering. Sales of shares to Fantex Holdings and any such directors of Fantex Holdings will only be made if FBS represents in writing that it is unable to locate other qualified purchasers to purchase the shares at the initial public offering price. Fantex Holdings and any such directors of Fantex Holdings have also agreed in the standby purchase agreement that they will not sell any shares purchased in this offering unless the offering of such shares is pursuant to a subsequent registration statement.

Lock‑up Agreements

In connection with this offering and pursuant to FINRA Rule 5110(g)(1) and the representations in the underwriting agreement, Fantex Holdings will not dispose of or hedge any shares of our Fantex Series Kendall Wright or securities convertible into or exchangeable for shares of Fantex Series Kendall Wright during the period from the date of the underwriting agreement continuing through the date 180 days after the effective date of this offering. For additional information regarding the lock‑up agreement, please see the section entitled “Underwriting (Conflicts of Interest).”

Registration Rights

Fantex Holdings does not currently have the right to require us to register shares of our Fantex Series Kendall Wright for resale. However, because Fantex Holdings will, following this offering, hold substantially all of the voting power of our outstanding common stock, it will have substantial ability to cause us to register shares of Fantex Series Kendall Wright for resale at any time after the expiration of the 180‑day lock‑up period following the effective date of this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the qualifications, assumptions and limitations contained herein, the statements of law and legal conclusions contained under this caption “Material U.S. Federal Income Tax Considerations” regarding the material U.S. federal income tax consequences of an investment in Fantex Series Kendall Wright constitute the opinion of Latham & Watkins LLP.

U.S. Federal Income Tax Treatment of Fantex Series Kendall Wright

Fantex Series Kendall Wright should be treated as stock of Fantex for U.S. federal income tax purposes. There are, however, no court decisions or other authorities directly bearing on the tax effects of the issuance and classification of stock with the features of Fantex Series Kendall Wright. In addition, the Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument with characteristics similar to those of Fantex Series Kendall Wright. Accordingly, no assurance can be given that the views expressed in this paragraph, if contested, would be sustained by a court.

If Fantex Series Kendall Wright is considered property other than common stock of Fantex, Fantex would generally be taxed on a portion of the appreciation of the assets, if any, attributable to Fantex Series Kendall Wright upon the issuance of such stock. In addition, income, gain, losses and deductions of one tracking stock would not be offset against the income, gain, losses and deductions of another tracking stock. Prospective investors are urged to consult their tax advisors regarding the tax consequences of an investment in Fantex Series Kendall Wright. The remainder of this discussion assumes Fantex Series Kendall Wright will be treated as common stock of Fantex.

Taxation of Non‑U.S. Holders

The following discussion sets forth the material U.S. federal income tax consequences to non‑U.S. holders (as defined below) of the purchase, ownership and disposition of Fantex Series Kendall Wright issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non‑U.S. holder of our Fantex Series Kendall Wright. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of Fantex Series Kendall Wright.

This discussion is limited to non‑U.S. holders that hold Fantex Series Kendall Wright as a “capital asset” within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non‑U.S. holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non‑U.S. holders subject to particular rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long‑term residents of the United States;
•	persons subject to the alternative minimum tax;
•	persons holding Fantex Series Kendall Wright as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	S-corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;
•	tax‑exempt organizations or governmental organizations;
•	persons deemed to sell Fantex Series Kendall Wright under the constructive sale provisions of the Code;
•	persons who hold or receive Fantex Series Kendall Wright pursuant to the exercise of any employee stock option or otherwise as compensation; and
•	tax‑qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Fantex Series Kendall Wright, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Fantex Series Kendall Wright and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF FANTEX SERIES KENDALL WRIGHT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON‑U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non‑U.S. Holder

For purposes of this discussion, a “non‑U.S. holder” is any beneficial owner of Fantex Series Kendall Wright that is neither a “U.S. person” nor a partnership for United States federal income tax purposes. A U.S. person is any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Dividends and Distributions

If we make distributions of cash or property on Fantex Series Kendall Wright, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non‑U.S. holder’s adjusted tax basis in its Fantex Series Kendall Wright, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non‑U.S. holder of Fantex Series Kendall Wright that are not effectively connected with the non‑U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non‑U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non‑U.S. holder holding Fantex Series Kendall Wright in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non‑U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W‑8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non‑U.S. holder resides or is established, or (b) IRS Form W‑8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non‑U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non‑U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non‑U.S. holder are effectively connected with the non‑U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non‑U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non‑U.S. holder provides appropriate certification, as described above), the non‑U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non‑U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non‑U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

Subject to the discussions below on backup withholding and foreign accounts, a non‑U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Fantex Series Kendall Wright unless:

•

the gain is effectively connected with the non‑U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non‑U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non‑U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	Fantex Series Kendall Wright constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non‑U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non‑U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non‑U.S. holder (even though the individual is not considered a resident of the United States) provided the non‑U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non‑U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non‑U.S. holder of Fantex Series Kendall Wright will not be subject to U.S. federal income tax if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non‑U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five‑year period ending on the date of the sale or other disposition or the non‑U.S. holder’s holding period for such stock.

Non‑U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Conversion

Our board of directors may, at any time following the two‑year anniversary of the filing of a certificate of designations creating Fantex Series Kendall Wright resolve to convert our Fantex Series Kendall Wright into fully paid and non‑assessable shares of our platform common stock at a conversion ratio to be determined by dividing the fair value of a share of our Fantex Series Kendall Wright by the fair value of a share of our platform common stock. If Fantex Series Kendall Wright is treated as the stock of Fantex, an exchange of stock incident to such a conversion will qualify as a tax‑free recapitalization such that no gain or loss should be recognized by Fantex or by holders of Fantex Series Kendall Wright. If, however, Fantex Series Kendall Wright is not treated as the stock of Fantex, then a conversion of Fantex Series Kendall Wright into shares of platform common stock would be a taxable exchange for federal income tax purposes. In such a case, holders of a share of Fantex Series Kendall Wright would recognize gain or loss in an amount equal to the difference between the fair market value of the platform common stock received and their adjusted basis in the share of Fantex Series Kendall Wright surrendered in the conversion.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non‑U.S. holder will not be subject to backup withholding with respect to payments of dividends on Fantex Series Kendall Wright we make to the non‑U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non‑U.S. status, such as by providing a valid IRS Form W‑8BEN or W‑8ECI, or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on Fantex Series Kendall Wright paid to the non‑U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non‑U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of Fantex Series Kendall Wright within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of Fantex Series Kendall Wright outside the United States conducted through certain U.S.‑related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non‑U.S. holder on IRS Form W‑8BEN or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non‑U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Sections 1471 through 1474 of the Code (commonly referred to as FATCA) on certain types of payments made to non‑U.S. financial institutions and certain other non‑U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, Fantex Series Kendall Wright paid to a “foreign financial institution” or a “non‑financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non‑financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non‑financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States‑owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non‑compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally will apply to payments of dividends on Fantex Series Kendall Wright made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Fantex Series Kendall Wright.

LEGAL MATTERS

The validity of the shares of Fantex Series Kendall Wright we are offering and certain tax matters will be passed upon by Latham & Watkins LLP, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley LLP, Palo Alto, California.

EXPERTS

The financial statements of Fantex, Inc. incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2014  have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to expenses paid by Fantex Holdings, Inc.). Such financial statements have been so incorporated in reliance upon the report of Deloitte & Touche LLP, given upon their authority as experts in accounting and auditing.

The Statements of Cash Receipts from Included Contracts for each of Vernon Davis, EJ Manuel, Mohamed Sanu, Alshon Jeffery, Michael Brockers and Arian Foster, incorporated in this prospectus by reference from the Fantex Inc.'s Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (each of which reports expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statements), which are incorporated herein by reference. Such Statements of Cash Receipts from Included Contracts have been so incorporated in reliance upon the reports of Deloitte & Touche LLP, given upon their authority as experts in accounting and auditing.

The Statements of Cash Receipts from Included Contracts for Kendall Wright and Jack Mewhort included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (each of which reports expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statements). Such Statements of Cash Receipts from Included Contracts have been so included in reliance upon the reports of Deloitte & Touche LLP, given upon their authority as experts in accounting and auditing.

INDEX TO STATEMENTS OF CASH RECEIPTS FROM INCLUDED CONTRACTS

Report of Independent Registered Public Accounting Firm	SR‑KW‑2
Statements of Cash Receipts from Included Contracts for the years ended December 31, 2014 and 2013	SR‑KW‑3
Notes to Statements of Cash Receipts from Included Contracts	SR‑KW‑4

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Kendall Wright (together with any affiliate, the “Contract Party”) dated March 26, 2015 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the years ended December 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2013. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2013, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in our Fantex Series Kendall Wright are investing in Fantex and not in the Brand Contract or Kendall Wright. However, Fantex Series Kendall Wright is intended to track and reflect the separate economic performance of the assets to be attributed to the Kendall Wright Brand. Only Fantex will have rights under the Brand Contract and recourse against Kendall Wright.

SR-KW-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders Fantex, Inc.:

        We have audited the accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Kendall Wright (together with any affiliate, the “Contract Party”) dated March 26, 2015 (the “Brand Contract”), for the years ended December 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”). These Statements of Cash Receipts from Included Contracts are the responsibility of Fantex's management. Our responsibility is to express an opinion on these Statements of Cash Receipts from Included Contracts based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements of Cash Receipts from Included Contracts are free of material misstatement. Fantex is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Our audits included consideration of internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex's internal control over financial reporting as it relates to the Statements of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements of Cash Receipts from Included Contracts. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying Statements of Cash Receipts from Included Contracts were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. As discussed in Note 1 to the Statements of Cash Receipts from Included Contracts, the statements are not intended to be a complete presentation of the Contract Party's cash receipts. Further, Fantex's interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statements of Cash Receipts from Included Contracts, will commence upon the effective date of the Brand Contract, which has not yet occurred.

        In our opinion, the Statements of Cash Receipts from Included Contracts referred to above present fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the years ended December 31, 2014 and 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
San Francisco, California
April 8, 2015

(April 16, 2015 as to Note 3)

SR-KW-2

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between

Fantex, Inc. and

Kendall Wright dated March 26, 2015

(Amounts in thousands)

	Year Ended
	December 31,
	2014	2013

RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$510	$420
Contractual NFL player performance incentives receipts	567	333
Total receipts from NFL player contract	1,077	753
Receipts from other included contracts	64	163
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$1,141	$916

The notes are an integral part of these statements

SR-KW-3

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Kendall Wright dated March 26, 2015

Note 1. Basis of Presentation

        The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Kendall Wright (together with any affiliate,  the “Contract Party”)  dated March 26, 2015 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the years ended December 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

                The Brand Contract entitles Fantex to 10% of the Contract Party's cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party (“acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

        These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2013. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2013, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

        These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party's cash receipts. Cash receipts are only earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other considerations no amounts are due to Fantex. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

SR-KW-4

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Kendall Wright dated March 26, 2015
(Continued)

Note 2. Summary of Significant Accounting Policies

        Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

        Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from various incentives included in the Contract Party's NFL player contract and the player performance bonus under Article 28 of the Collective Bargaining Agreement (“CBA”). The player performance bonus is calculated annually and varies each year based on a comparison of playing time to salary.

        Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party's other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

        Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. For contracts that existed at the signing on March 26, 2015 of the Brand Contract that are renewals of previous contracts with the same counterparty, those prior contracts, which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent Events

        Fantex has evaluated activity after December 31, 2014 until April 16, 2015, and other than the events described above, Fantex is not aware of any events that have occurred subsequent to December 31, 2014 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

SR-KW-5

INDEX TO STATEMENT OF CASH RECEIPTS FROM INCLUDED CONTRACTS

Report of Independent Registered Public Accounting Firm	SR‑JM‑2
Statements of Cash Receipts from Included Contracts for the years ended December 31, 2014	SR‑JM‑3
Notes to Statement of Cash Receipts from Included Contracts	SR‑JM‑4

The accompanying Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Jack Mewhort (together with any affiliate, the “Contract Party”) dated March 26, 2015 (the “Brand Contract”), presents the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the year ended December 31, 2014 (“Statement of Cash Receipts from Included Contracts”).

        This Statement of Cash Receipts from Included Contracts reflects the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2014. The Statement of Cash Receipts from Included Contracts reflects the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statement of Cash Receipts from Included Contracts does not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statement of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract. No amounts would be subject to the Brand Contract prior to January 1, 2014 because the Contract Party was not engaged in brand income generating activities until 2014.

        Investors in our Fantex Series Jack Mewhort are investing in Fantex and not in the Brand Contract or Jack Mewhort. However, Fantex Series Jack Mewhort is intended to track and reflect the separate economic performance of the assets to be attributed to the Jack Mewhort Brand. Only Fantex will have rights under the Brand Contract and recourse against Jack Mewhort.

SR-JM-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders Fantex, Inc.:

        We have audited the accompanying Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Jack Mewhort (together with any affiliate, the “Contract Party”) dated March 26, 2015 (the “Brand Contract”), for the year ended December 31, 2014 (“Statement of Cash Receipts from Included Contracts”). This Statement of Cash Receipts from Included Contracts is the responsibility of Fantex's management. Our responsibility is to express an opinion on this Statement of Cash Receipts from Included Contracts based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Cash Receipts from Included Contracts is free of material misstatement. Fantex is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as it relates to the Statement of Cash Receipts from Included Contracts. Our audit included consideration of internal control over financial reporting as it relates to the Statement of Cash Receipts from Included Contracts as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fantex's internal control over financial reporting as it relates to the Statement of Cash Receipts from Included Contracts. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement of Cash Receipts from Included Contracts, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Cash Receipts from Included Contracts. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying Statement of Cash Receipts from Included Contracts was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. As discussed in Note 1 to the Statement of Cash Receipts from Included Contracts, the statement is not intended to be a complete presentation of the Contract Party's cash receipts. Further, Fantex's interest in the Contract Party cash receipts from included contracts, as defined in Note 2 to the Statement of Cash Receipts from Included Contracts, will commence upon the effective date of the Brand Contract, which has not yet occurred.

        In our opinion, the Statement of Cash Receipts from Included Contracts referred to above presents fairly, in all material respects, the cash receipts from included contracts subject to the Brand Contract for the year ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
San Francisco, California
April 8, 2015

(April 16, 2015 as to Note 3)

SR-JM-2

Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between

Fantex, Inc. and Jack Mewhort dated March 26, 2015

(Amounts in thousands)

Year Ended
December 31,
2014

RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual NFL player receipts	$420
Contractual NFL player signing bonus receipts	506
Total receipts from NFL player contract	926
Receipts from other included contracts	2
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$928

The notes are an integral part of this statement

SR-JM-3

Notes to Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Jack Mewhort dated March 26, 2015

Note 1. Basis of Presentation

        The accompanying Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Jack Mewhort (together with any affiliate,  the “Contract Party”) dated March 26, 2015 (the “Brand Contract”), presents the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the year ended December 31, 2014 (“Statement of Cash Receipts from Included Contracts”).

                The Brand Contract entitles Fantex to 10% of the Contract Party's cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party (“acquired brand income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party's name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

        This Statement of Cash Receipts from Included Contracts reflects the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2014. The Statement of Cash Receipts from Included Contracts reflects the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2014, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statement of Cash Receipts from Included Contracts does not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

        This Statement of Cash Receipts from Included Contracts was prepared from the historical records of the Contract Party and is not intended to be a complete presentation of the Contract Party's cash receipts. Cash receipts are only earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other considerations no amounts are due to Fantex. The Statement of Cash Receipts from Included Contracts is presented in accordance with accounting principles generally accepted in the United States of America.

SR-JM-4

Notes to Statement of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Jack Mewhort dated March 26, 2015
(Continued)

Note 2. Summary of Significant Accounting Policies

        Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a weekly or bi-weekly basis throughout the season.

        Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party's NFL player contract, paid on multiple dates as set forth in the NFL contract.

        Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party's other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

        Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. For contracts that existed at the signing on March 26, 2015 of the Brand Contract that are renewals of previous contracts with the same counterparty, those prior contracts, which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent Events

        Fantex has evaluated activity after December 31, 2014 until April 16, 2015, and other than the events described above, Fantex is not aware of any events that have occurred subsequent to December 31, 2014 that would require adjustments to or disclosures in the Statement of Cash Receipts from Included Contracts.

SR-JM-5

[ALTERNATE PAGE FOR MARKET‑MAKING PROSPECTUS]

Fantex, Inc.

Fantex Series Kendall Wright Convertible Tracking Stock
and
Shares of Platform Common Stock issuable upon conversion of
the Fantex Series Kendall Wright Convertible Tracking Stock

This prospectus has been prepared by Fantex and may be used by Fantex Brokerage Services, LLC (“FBS”), in connection with offers and sales of these securities in secondary market transactions in these securities, including market‑making transactions as may be effected from time to time. However, FBS is not obligated to make a market in the Fantex Series Kendall Wright Convertible Tracking Stock (“Fantex Series Kendall Wright”), and if it does so, it may discontinue any market‑making activities at any time without notice, in its sole discretion. To the extent FBS chooses to act as a market‑maker, it may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. Fantex will not receive any proceeds from such secondary market offers and sales. All such transactions with respect to these securities that are made pursuant to a prospectus after the effectiveness of the registration statement of which this prospectus is a part are being made solely pursuant to this prospectus, as it may be supplemented from time to time.

Our Fantex Series Kendall Wright is a tracking stock. Our tracking stocks do not represent an interest in a separate legal entity. Each of our tracking stocks, including our Fantex Series Kendall Wright and any tracking stock that we have or may create in the future, is intended to track and reflect the separate economic performance of a specific brand contract we have signed with an athlete, entertainer or other high profile individual. However, holders of shares of any of our tracking stocks will have no direct investment in the associated brand, brand contract or individual. Rather, investors in any of our tracking stocks will be our common stockholders and an investment in a tracking stock will represent an ownership interest in our company as a whole, which will expose holders to additional risks associated with any individual tracking stock that exists at the time of any investment or that we may establish and issue in the future. Kendall Wright and his affiliated persons are, and we expect they will continue to be, individuals and legal entities that are separate and independent from us, with separate ownership, management and operations. The issuance of Fantex Series Kendall Wright will not result in an actual transfer of our assets or the creation of a separate legal entity.

The platform common stock is intended to track and reflect the economic performance of all of our tracking stocks currently existing and those we may issue in the future. We will attribute to our Fantex Series Kendall Wright, any other outstanding tracking stocks, and the platform common stock certain assets and expenses, including in certain cases expenses related to other series of common stock of Fantex that may be issued from time to time in the future. Our board of directors at its sole discretion may convert the shares of Fantex Series Kendall Wright into platform common stock at any time following the two‑year anniversary of the filing of a certificate of designations creating Fantex Series Kendall Wright.  See our Annual Report on Form 10-K for the year ended December 31, 2014 and “Description of Capital Stock” herein.

Holders of shares of our platform common stock and any of our tracking stocks, including shares of our Fantex Series Kendall Wright are each entitled to one vote per share of such stock. Following the consummation of this offering, Fantex Holdings, Inc. (“Fantex Holdings”), our parent company, will hold all 100,000,000 outstanding shares of our platform common stock, and thus will hold substantially all of the voting power of our outstanding common stock.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.” We have not generated profits and have substantially relied on money obtained from our parent, Fantex Holdings, to conduct our operations.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of our Fantex Series Kendall Wright are new securities; there may not be an established market for them. We have not applied for a listing of our Fantex Series Kendall Wright on any securities exchange or for their inclusion in any established automated dealer quotation system. Our Fantex Series Kendall Wright is offered only through the website of our affiliated broker‑dealer, FBS. Accordingly, we cannot assure you as to the development or liquidity of any market for our Fantex Series Kendall Wright. However, shares of our Fantex Series Kendall Wright will be issued in electronic form.

Investors will be required to satisfy the suitability requirements described in the prospectus in order to invest in Fantex Series Kendall Wright.

This offering is highly speculative and the securities involve a high degree of risk. Investing in our Fantex Series Kendall Wright should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 13 and in our Annual Report on Form 10-K for the year ended December 31, 2014.

According to the NFL Players Association, the average career of a National Football League (the “NFL”), player lasts about 3 years and according to the NFL Management Council the average career length for (i) an NFL rookie that makes an opening day NFL roster is 6 years, (ii) an NFL player that is a 1st round draft pick is 9.3 years and (iii) an NFL player that is selected for or plays in at least one Pro Bowl is 11.7 years. We assume that Kendall Wright’s career will be 11 years. We have conducted a valuation analysis and determined that the present value of the brand income that Kendall Wright may earn is approximately $31.2 million of which we would be entitled to 10% under our brand contract with Kendall Wright. We will attribute 95% of the income to which we are entitled under our brand contract with Kendall Wright to our Fantex Series Kendall Wright, while the remaining 5% will be attributed to the platform common stock. We made a number of assumptions to determine the value of the brand income. If any of our assumptions are materially incorrect, including our assumptions regarding the projected future earnings of Kendall Wright in football, football related activities and other brand income, the actual value of the brand income could be significantly less than $31.2 million, 95.0% of which is estimated to be derived from anticipated future contracts that do not exist as of the date of this prospectus. In such case, the return on investment or rate of return on an investment in Fantex Series Kendall Wright could be significantly below an investor’s expectation.

Fantex Brokerage Services, LLC

The date of this prospectus is                         , 2015.

[ALTERNATE PAGE FOR MARKET‑MAKING PROSPECTUS]

USE OF PROCEEDS

This prospectus is being delivered in connection with the sale of Fantex Series Kendall Wright by FBS in market‑making transactions. We will not receive any of the proceeds from these transactions.

PLAN OF DISTRIBUTION

This prospectus has been prepared for use by FBS in connection with offers and sales of Fantex Series Kendall Wright in market‑making transactions effected from time to time. FBS may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

We are an affiliate of FBS. In connection with the initial public offering of Fantex Series Kendall Wright, we agreed to file a “market‑making” prospectus in order to enable FBS to engage in market‑making activities for Fantex Series Kendall Wright. We have agreed to indemnify FBS against certain liabilities, including liabilities under the Securities Act, and to contribute payments which FBS might be required to make in connection with the market‑making activities.

FBS may also act as a market‑maker in the secondary market from time to time, but it is not obligated to make a market in Fantex Series Kendall Wright and may discontinue any market‑making at any time without notice, in its sole discretion. FBS is a member of FINRA and may participate in distributions of Fantex Series Kendall Wright.

A-2

332,500 Shares

Fantex Series Kendall Wright Convertible Tracking Stock

and

Shares of Platform Common Stock issuable upon conversion of

the Fantex Series Kendall Wright Convertible Tracking Stock

PROSPECTUS

            , 2015

(Reffer
Fantex Brokerage Services, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by Fantex Holdings, Inc. and will be allocated to Fantex, Inc. for financial statement purposes. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
Securities and Exchange Commission registration fee		$386
FINRA filing fee		$999
Accountants’ fees and expenses	$	*
Legal fees and expenses	$	*
Blue Sky fees and expenses	$	*
Print and engraving expenses	$	*
Miscellaneous expenses	$	*
Total	$	*

*To be filed by amendment.

Item 14.  Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that the liability of the directors of Fantex for monetary damages shall be eliminated to the fullest extent permitted under applicable law.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 204 of the California General Corporation Law, to the extent it is applicable to Fantex, permits a corporation to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, except that a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) for contracts or transactions between the director and the corporation or (vii) for approving a distribution, loan or guaranty in violation of California corporate law.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 317 of the California General Corporation Law likewise generally authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain similar exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.

Our amended and restated certificate of incorporation will provide for the indemnification of and advancement of expenses to directors and officers to the fullest extent permissible under Delaware law.

Our amended and restated bylaws provide for the indemnification of and advancement of expenses to officers, directors and third parties acting on our behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

We are entering into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.  Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock issued, warrants exercisable for common stock issued, convertible notes issued and options granted by us since our incorporation. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)  Issuances of Capital Stock, Warrants and Promissory Notes

On September 14, 2012, we issued an aggregate of 100,000,000 shares of our common stock to our parent, Fantex Holdings, at a price per share of $0.000001 for an aggregate purchase price of $100 (after giving effect to a 1,000,000 for 1 stock split of our common stock effective as of November 1, 2013).

(b)  Stock Options and Restricted Stock

None.

Item 16.  Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(e)

That the Registrant will provide to the underwriters at the closing, as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(f)

That, for purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(g)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S‑1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on April 16,  2015.

Avid
FANTEX, INC.

	By:	/s/ Cornell “Buck” French
Cornell “Buck” French, Chief Executive Officer

POWERS OF ATTORNEY

Each of the undersigned directors and officers of Fantex, Inc. hereby constitutes and appoints each of Cornell “Buck” French and David Mullin his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this registration statement, to sign any registration statement related to this registration statement filed pursuant to Rule 462(b) of the Securities Act, and to cause the same to be filed with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S‑1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Cornell “Buck” French	Chief Executive Officer and Director (Principal Executive Officer)	April 16, 2015
Cornell “Buck” French

/s/ David Mullin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 16, 2015
David Mullin

/s/ David Beirne	Director	April 16, 2015
David Beirne

/s/ John Costello	Director	April 16, 2015
John Costello

/s/ C. William Hosler	Director	April 16, 2015
C. William Hosler

/s/ Ronald Machtley	Director	April 16, 2015
Ronald Machtley

/s/ Shahan Soghikian	Director	April 16, 2015
Shahan Soghikian

/s/ Terdema Ussery	Director	April 16, 2015
Terdema Ussery

EXHIBIT INDEX

6

Incorporation by reference herein
Exhibit Number	Description	Form	Date
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of Fantex, Inc.	Registration Statement on Form S-1, as amended (File No 333-192476) as Exhibit 3.1	November 21, 2013
3.3	Amended and Restated Bylaws of Fantex, Inc.	Registration Statement on Form S-1, as amended (File No 333-191772) as Exhibit 3.4	October 17, 2013
3.3	Form of Certificate of Designation for Fantex Series Arian Foster	Registration Statement on Form S‑1, as amended (File No. 333‑194256) as Exhibit 3.4	March 3, 2014
3.4	Form of Certificate of Designation for Fantex Series Vernon Davis	Registration Statement on Form S‑1, as amended (File No. 333‑196437) as Exhibit 3.4	May 30, 2014
3.5	Form of Certificate of Designation for Fantex Series EJ Manuel	Registration Statement on Form S‑1, as amended (File No. 333‑194256) as Exhibit 3.6	March 3, 2014
3.6	Form of Certificate of Designations for Fantex Series Mohamed Sanu	Registration Statement on Form S‑1, as amended (File No. 333‑196437) as Exhibit 3.6	September 23, 2014
3.7	Form of Certificate of Designations for Fantex Series Alshon Jeffery	Registration Statement on Form S‑1, as amended (File No. 333‑198986) as Exhibit 3.7	February 4, 2015
3.8	Form of Certificate of Designations for Fantex Series Michael Brockers	Registration Statement on Form S‑1, as amended (File No. 333‑201677) as Exhibit 3.6	January 23, 2015
3.9	Form of Certificate of Designations for Fantex Series Jack Mewhort	Registration Statement on Form S-1, as amended (File No. 333-) as Exhibit 3.10	April 16, 2015
3.10	Form of Certificate of Designations for Fantex Series Kendall Wright
5.1*	Opinion of Latham & Watkins LLP
8.1*	Opinion of Latham & Watkins LLP
10.1	Management Agreement, dated July 10, 2013, by and between Fantex, Inc. and Fantex Holdings, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.1	October 17, 2013
10.2	Brand Agreement effective as of February 14, 2014 by and between Erik R. Manuel, Jr., Kire Enterprises LLC and Fantex, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑194256) as Exhibit 10.2	March 3, 2014
10.3	NFL Player Contract dated as of June 14, 2013, by and between Erik R. Manuel, Jr. and Buffalo Bills, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑194256) as Exhibit 10.3	March 3, 2014
10.4	Brand Agreement effective as of October 30, 2013, by and between Vernon Davis, The Duke Marketing LLC and Fantex, Inc.	Registration Statement on Form S-1, as amended (File No. 333-192476) as Exhibit 10.2	November 21, 2013
10.5	NFL Player Contract dated as of March 1, 2010, by and between Vernon Davis and San Francisco Forty Niners, Limited	Registration Statement on Form S-1, as amended (File No. 333-192476) as Exhibit 10.3	November 21, 2013
10.6	Second Amended and Restated Brand Agreement effective as of February 28, 2013, by and between Arian Foster, The Ugly Duck, LLC and Fantex, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.2	October 17, 2013
10.7	NFL Player Contract dated as of March 6, 2012, by and between Arian Foster and Houston NFL Holdings, LP	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.3	October 17, 2013
10.8	Amended and Restated Escrow Agreement by and among Fantex, Inc., American Stock Transfer & Trust Company, LLC, Fantex Brokerage Services, LLC and Wells Fargo Bank, National Association	Registration Statement on Form S‑1, as amended (File No. 333‑196437) as Exhibit 10.8	August 25, 2014
10.9+	Form of Indemnification Agreement between Fantex, Inc. and each of its directors, officers and certain employees, to be in effect before the completion of the offering	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.5	October 17, 2013
10.10+	Employment Agreement, dated October 16, 2013, by and between Fantex Holdings, Inc., Fantex, Inc. and Cornell “Buck” French	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.6	October 17, 2013
10.11+	Employment Agreement, dated October 16, 2013, by and between Fantex Holdings, Inc., Fantex, Inc. and David Mullin	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.7	October 17, 2013
10.12a+	Fantex, Inc. 2013 Equity Incentive Award Plan	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.8a	October 17, 2013
10.12b+	Form of Stock Option Agreement under the 2013 Equity Incentive Award Plan	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.8b	October 17, 2013

10.12c+	Form of Restricted Stock Award Agreement under the 2013 Equity Incentive Award Plan	Registration Statement on Form S‑1, as amended (File No. 333‑191772) as Exhibit 10.8c	October 17, 2013
10.13	Brand Agreement effective as of May 14, 2014, by and between Mohamed Sanu and Fantex, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑196437) as Exhibit 10.13	May 30, 2014
10.14	NFL Player Contract dated as of March 1, 2012, by and between Mohamed Sanu and Cincinnati Bengals, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑196437) as Exhibit 10.14	May 30, 2014
10.16	Brand Agreement effective as of September 18, 2014, by and between Alshon Jeffery, Ben and Jeffery Inc. and Fantex, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑198986) as Exhibit 10.16	September 26, 2014
10.17	NFL Player Contract dated as of May 7, 2012, by and between Alshon Jeffery and Chicago Bears Football Club, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑198986) as Exhibit 10.17	September 26, 2014
10.18	Brand Agreement effective as of January 9, 2015 , by and between Michael Brockers, Brockers Marketing LLC and Fantex, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑198986) as Exhibit 10.19	January 16, 2015
10.19	NFL Player Contract dated as of June 7, 2012, by and between Michael Brockers and The St. Louis Rams LLC	Registration Statement on Form S‑1, as amended (File No. 333‑198986) as Exhibit 10.20	January 16, 2015
10.20*	Form of Standby Purchase Agreement
10.21+	Change in Control Severance Agreement, dated August 19, 2014, by and between Fantex Holdings, Inc. and William Garvey	Registration Statement on Form S‑1, as amended (File No. 333‑198986) as Exhibit 10.21	January 16, 2015
10.22+	Letter Agreement, dated June 19, 2013, by and between Fantex Holdings, Inc., Fantex, Inc. and Bill Garvey	Registration Statement on Form S‑1, as amended (File No. 333‑198986) as Exhibit 10.22	January 16, 2015
10.23	Brand Agreement effective as of March 26, 2015, by and between Jack Mewhort and Fantex, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑201677) as Exhibit 10.23	April 8, 2015
10.24	NFL Player Contract dated as of May 16, 2014 by and between Jack Mewhort and the Indianapolis Colts, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑201677) as Exhibit 10.24	April 8, 2015
10.25	Brand Agreement effective as of March 26, 2015, by and between Kendall Wright and Fantex, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑201677) as Exhibit 10.25	April 8, 2015
10.26	NFL Player Contract dated as of August 1, 2012 by and between Kendall Wright and Tennessee Football, Inc.	Registration Statement on Form S‑1, as amended (File No. 333‑201677) as Exhibit 10.26	April 8, 2015
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Deloitte & Touche LLP
23.5	Consent of Deloitte & Touche LLP
23.6	Consent of Deloitte & Touche LLP
23.7	Consent of Deloitte & Touche LLP
23.8	Consent of Deloitte & Touche LLP
23.9	Consent of Deloitte & Touche LLP
23.10*	Consent of Latham & Watkins LLP (included in Exhibits 5.1 and 8.1)
24.1	Powers of Attorney (included on signature page)

*To be filed by amendment.

+Indicates a management contract or compensatory plan.